UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __ )

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Enphase Energy, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE
The sole purpose of filing of this preliminary proxy statement on Schedule 14A (“Proxy”), which was initially filed with the Securities and Exchange Commission on March 26, 2020 (the “Original Filing”), is to correct the EDGAR submission type to PRE 14A. Except as stated above, this Proxy does not modify or update in any way the disclosures contained in the Original Filing.

PRELIMINARY PROXY - SUBJECT TO COMPLETION

ENPHASE ENERGY, INC.
47281 Bayside Parkway
Fremont, CA 94538
(707) 774-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2020

Dear Stockholder:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Enphase Energy, Inc., a Delaware corporation (the “Company”). Due to the public health concerns regarding the COVID-19 pandemic, the meeting will be held virtually on Wednesday, May 20, 2020 at 11:00 a.m. Pacific Time via live audio-only webcast at www.virtualshareholdermeeting.com/ENPH2020. The Annual Meeting will be held online only and you will not be able to attend the meeting in person. You will be able to vote your shares electronically by Internet and submit questions online during the meeting by logging in to the website listed above using the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied our proxy materials. Online check-in will begin at 10:45 a.m. Pacific Time and should allow ample time for the check-in procedures.
The Annual Meeting is being convened for the following purposes:

1.	To elect two nominees for director to the Board of Directors, to hold office until the 2023 Annual Meeting of Stockholders.

2.	To approve, on advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 200,000,000 shares.

4.
To consider, if properly presented during the Annual Meeting, a stockholder proposal requesting that the Company issue a sustainability report describing its environmental, social and governance (ESG) performance.

5.
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020.

6.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 23, 2020. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 20, 2020 virtually via live audio-only webcast at www.virtualshareholdermeeting.com/ENPH2020.

The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission, are available at https://materials.proxyvote.com/29355a.

By Order of the Board of Directors

Badrinarayanan Kothandaraman President and Chief Executive Officer
Fremont, California
April _, 2020

You are cordially invited to attend the meeting virtually. Whether or not you expect to attend the meeting virtually via live audio-only webcast, please vote over the telephone or the internet as instructed in these materials, or sign and return your proxy card prior to the meeting in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote electronically during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ENPHASE ENERGY, INC.
47281 Bayside Parkway, Fremont, CA 94538

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?
Under rules adopted by the Securities and Exchange Commission (“SEC”), Enphase Energy, Inc. (sometimes referred to as “Company,” “Enphase,” “we,” “our,” or “us”) has elected to provide access to our proxy materials over the internet. We are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April _, 2020 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We do not expect to send any proxy materials by mail unless requested.
How do I attend the annual meeting?
This year’s Annual Meeting will be held entirely online due to the public health concerns regarding the COVID-19 outbreak. You will not be able to attend the Annual Meeting in person. The meeting will be held virtually on Wednesday, May 20, 2020 at 11:00 a.m. local time via live audio-only webcast at www.virtualshareholdermeeting.com/ENPH2020. To attend the meeting, you will need the 16-digit control number included in the Notice. Online check-in will begin at 10:45 a.m. Pacific Time and you should allow ample time for the check-in procedures.
The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Additional information may be found at https://enphaseenergy.gcs-web.com/shareholder-services/annual-meeting. Information on how to vote by Internet before and during the Annual Meeting is discussed below.
How do I ask questions at the virtual Annual Meeting?
Our virtual Annual Meeting allows stockholders to submit questions and comments during the Annual Meeting. You may submit questions during the Annual Meeting in the question box provided at www.virtualshareholdermeeting.com/ENPH2020. All directors and key executive officers are expected to be available to answer questions. We will respond to as many inquiries at the Annual Meeting as time allows.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual Annual Meeting audio-only webcast during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.
What if I cannot virtually attend the Annual Meeting?
You may vote your shares electronically before the meeting by Internet, by proxy or by telephone as described below. You do not need to access the Annual Meeting audio-only webcast to vote if you submitted your vote via proxy, by Internet or by telephone in advance of the Annual Meeting.

Enphase Energy, Inc. | 2020 Proxy Statement | 1

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 23, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 123,850,901 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 23, 2020 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote by Internet before or during the Annual Meeting, by telephone or by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card or vote by Internet or by telephone before the Annual Meeting to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 23, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to virtually attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares by Internet during the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are five matters scheduled for a vote:

•	Election of two nominees as Class II directors to serve until the 2023 Annual Meeting of stockholders or until their successors have been elected and qualified;

•	Approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

•	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 200,000,000 shares;

•
To consider and vote upon a stockholder proposal requesting that the Company issue a sustainability report describing its environmental, social and governance performance, if properly presented at the meeting (the “Stockholder Proposal”); and

•
Ratification of selection by the Audit Committee of the Board of Directors (“Audit Committee”) of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020.

What if another matter is properly brought before the meeting?
The Board of Directors (“Board”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may vote “For” the nominees to the Board, or you may “Withhold” your vote for one or both nominees. For each other matter to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by Internet before or during the Annual Meeting, by telephone or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

Enphase Energy, Inc. | 2020 Proxy Statement | 2

•
To vote through the Internet before the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Pacific Time on May 19, 2020 to be counted.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Pacific Time on May 19, 2020 to be counted.

•
To vote by mail, you must request printed copies of the proxy materials by mail and then fill out the proxy card and send it back in the envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

•
To vote through the Internet during the Annual Meeting, please visit www.virtualshareholdermeeting.com/ENPH2020and have available the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Enphase. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote through the Internet during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

We provide internet and telephone proxy voting to allow you to vote your shares online or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, you must bear any costs associated with your internet access, such as usage charges from internet access providers.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 23, 2020.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine” under the rules of the New York Stock Exchange (NYSE). Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. These un-voted shares are counted as “broker non-votes.” Proposal No. 1 (election of the nominee for director), Proposal No. 2 (advisory vote on compensation of named executive officers) and Proposal No. 4 (Stockholder Proposal) are considered “non-routine” matters under NYSE rules, and we therefore expect broker non-votes to exist in connection with those proposals. Proposal No. 3 (increase authorized shares of common stock) and Proposal No. 5 (ratification of the appointment of our independent registered public accounting firm) are each considered to be a “routine” matter.
If I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as follows:

•	“FOR” the election of the nominees named in this proxy statement to serve on the Board;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;

•	“FOR” the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation;

•	”AGAINST” the Stockholder Proposal requesting that Enphase issue a sustainability report describing Enphase’s environmental, social and governance performance; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Enphase Energy, Inc. | 2020 Proxy Statement | 3

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with specific voting instructions, the broker or other nominee may vote your shares “FOR” matters considered “routine,” as noted in the section above on “broker non-votes.”
As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may request and submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or online.

•	You may send a timely written notice that you are revoking your proxy to Enphase’s Corporate Secretary at 47281 Bayside Parkway, Fremont, CA 94538.

•
You may virtually attend the Annual Meeting and vote by Internet by visiting www.virtualshareholdermeeting.com/ENPH2020. To virtually attend the Annual Meeting, you will need the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompanied your proxy materials. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or online proxy timely provided to us is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December _, 2020, to Enphase’s Corporate Secretary at 47281 Bayside Parkway, Fremont, CA 94538, and must comply with all requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2021, you must do so in writing following the above instructions not earlier than the close of business on January 21, 2021 and not later than the close of business on February 19, 2021. We advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2021 is held more than 30 days before or after May 20, 2021. The section titled “Nominating and Corporate Governance Committee” in this proxy statement provides additional information on the director nomination process.

Enphase Energy, Inc. | 2020 Proxy Statement | 4

How many votes are needed to approve each proposal?

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors
Nominees receiving the most “For” votes; withheld votes will have no effect. Note, however, that the Company’s Corporate Governance Guidelines require that any nominee in an uncontested election who does not receive a majority of the votes cast shall submit an offer of resignation to the Nominating and Corporate Governance Committee.
			Not applicable	No effect

2	Advisory approval of the compensation of the Company’s named executive officers
“For” votes from the holders of a majority of shares present in person, by remote communication or represented by proxy and entitled to vote on the matter. However, this proposal is advisory and non-binding upon us.
			Against	No effect
3	Amendment to our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of common stock	“For” votes from the holders of a majority of outstanding shares entitled to vote on the matter.	Against	Not applicable

4	Stockholder Proposal requesting that Enphase issue a sustainability report describing the Company’s environmental, social and governance performance	“For” votes from the holders of a majority of shares present in person, by remote communication or represented by proxy and entitled to vote on the matter.	Against	No Effect

5	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2020	“For” votes from the holders of a majority of shares present in person, by remote communication or represented by proxy and entitled to vote on the matter.	Against	Not applicable
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting virtually or represented by proxy. On the record date, there were 123,850,901 shares outstanding and entitled to vote. Thus, the holders of 61,925,451 shares must be present in person, by remote communication or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you virtually attend the Annual Meeting and vote by Internet during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ENPH2020. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present in person, by remote communication during the Annual Meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Enphase Energy, Inc. | 2020 Proxy Statement | 5

Who should I contact if I have any questions?
If you have any questions about the Annual Meeting, our proxy materials or your ownership of our common stock, please contact our Corporate Secretary, at 47281 Bayside Parkway, Fremont, CA 94538, USA, telephone 1-877-797-4743.

Enphase Energy, Inc. | 2020 Proxy Statement | 6

PROPOSAL 1
ELECTION OF DIRECTORS

CLASSIFIED BOARD
The Board currently has six members and is divided into three classes. Classes I, II and III currently have two members each. Each class has a three-year term. Vacancies on the Board may be filled only by persons appointed by a majority of the remaining directors. A director appointed by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.
The term of office of the Class II directors will expire at the 2020 Annual Meeting. Each of the nominees listed below currently serves as a Class II director of the Company. Each of the nominees listed below under “Class II Directors” is currently a director of the Company previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2023 annual meeting and until their respective successors have been elected and qualified, or, if sooner, until either director’s death, resignation or removal.
Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication or represented by proxy and entitled to vote at the Annual Meeting on the election of directors. The two nominees receiving the highest number of votes FOR will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If either or both of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for each such nominee will instead will be voted for such substitute nominee as our Nominating and Corporate Governance Committee of the Board (“Nominating and Corporate Governance Committee”) may propose. The persons nominated for election have agreed to serve if elected. The Company’s management has no reason to believe that either nominee will be unable to serve.
The following table sets forth the names, ages and positions of our directors as of March 23, 2020, the record date:

Name	Age	Position(s)
Badrinarayanan Kothandaraman	48	President, Chief Executive Officer, and Director
Steven J. Gomo(2)	67	Director
Benjamin Kortlang(1)(5)	44	Director
Joseph Malchow	34	Director
Richard S. Mora(5)(6)	55	Director
Thurman John Rodgers(3)(4)	72	Director

(1)	Chair of the Nominating and Corporate Governance Committee.

(2)	Chair of the Audit Committee.

(3)	Chair of the Compensation Committee.

(4)	Member of the Nominating and Corporate Governance Committee.

(5)	Member of the Audit Committee.

(6)	Member of the Compensation Committee.
It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting of Stockholders.
The following is a brief biography of the nominees and each director whose term will continue after the Annual Meeting.
Nominees For Election For A Three-Year Term Expiring At The 2023 Annual Meeting
Class II Directors
Benjamin Kortlang has served as a member of our Board since May 2010. Since August 2016, Mr. Kortlang has been a Partner with G2VP, LLC, a venture capital firm. Since February 2008, Mr. Kortlang has been a Partner with Kleiner Perkins Caufield & Byers, a venture capital firm. From July 2000 to January 2008, Mr. Kortlang worked with Goldman, Sachs & Co., most recently co-heading Goldman’s Alternative Energy Investing business. From June 2005

Enphase Energy, Inc. | 2020 Proxy Statement | 7

to February 2008, Mr. Kortlang was a Vice President within Goldman’s Special Situations Group, before which he was a Vice President in Goldman’s investment banking group focusing on Industrials and Natural Resources. From January 1996 to August 1998, Mr. Kortlang was an Associate with A.T. Kearney, Inc., a global management consulting firm where he focused on strategic and operations consulting in the energy, manufacturing, packaging, transportation and communications industries. From February 1993 to July 1994, Mr. Kortlang was a Business Analyst at National Australia Bank in strategic planning and macroeconomic forecasting. Mr. Kortlang holds a bachelor of business degree in economics and finance from Royal Melbourne Institute of Technology, a bachelor of commerce and an honors degree in econometrics from University of Melbourne and a master of business administration degree from the University of Michigan. Mr. Kortlang is currently a member of the board of directors of several privately-held companies. Mr. Kortlang’s work as a venture capitalist with a focus on growth-stage investing in alternative energy technologies provides a valuable industry perspective to our Board. Additionally, Mr. Kortlang’s investing and business experience also provide our Board with a valuable perspective on building alternative energy businesses.
Richard Mora has served as a member of our Board since February 2014. Since April 2017 through March 2020, Mr. Mora has served as the Chief Executive Officer of Landis+Gyr, an energy management company. From January 2014 to April 2017, Mr. Mora has served as the Chief Operating Officer of Landis+Gyr. From August 2011 to January 2014, Mr. Mora served as the President and Chief Executive Officer of Landis+Gyr Americas where he had responsibilities for operations in both North and South America. From August 2008 to August 2011 Mr. Mora served as the President and Chief Executive Officer of Landis+Gyr North America. Mr. Mora holds a bachelor of arts degree in economics from Stanford University. Mr. Mora’s expertise in process and productivity improvements at the corporate, regional and country level provides a valuable perspective to our Board, as well as his years of experience with respect to emerging companies, risk management, team building and international operations.
The two nominees receiving the most “For” votes from the holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Proxies may not be voted for a greater number of persons than the number of nominees named. The Company’s Corporate Governance Guidelines require that any nominee in an uncontested election who does not receive a majority of the votes cast shall submit an offer of resignation to the Nominating and Corporate Governance Committee. The Nominating and Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEES.
Class III Directors Continuing in Office Until the 2021 Annual Meeting
Badrinarayanan Kothandaraman joined Enphase in April 2017 as chief operating officer, before being appointed president and chief executive officer and a member of our board of directors effective September 3, 2017. Mr. Kothandaraman previously served as Executive Vice President of the Data Communications Division of Cypress Semiconductor, a semiconductor design and manufacturing company, from April 2011 to September 2016. An engineer by training, Kothandaraman received his bachelor of technology degree from IIT Madras and a master of science degree in materials science from University of California, Berkeley. He started his career with Cypress Semiconductor in 1995 and worked in process technology development and chip design before becoming vice president of the Asynchronous SRAM Business in 2008. Kothandaraman was subsequently promoted to executive vice president of Cypress’s Data Communications Division in November 2011 and spent the next five years building the USB 3.0, USB-C and the Internet of Things businesses. He also served as the executive director of Cypress Semiconductor Technology India Private Limited from 2012 to 2016. Mr. Kothandaraman attended the Stanford Executive Program in 2008 and holds eight U.S. patents. Mr. Kothandaraman brings to our Board strong technical, operational, strategy, and leadership experience during his 21-year career at Cypress Semiconductor and his tenure at Enphase.
Joseph Malchow has served as a member of our Board since February 2020 and as a consultant to the Company since April 2019. Since 2013, Mr. Malchow has served as the founding partner at HNVR Technology Investment Management, a venture capital firm. He is the co-founder of Publir LLC, a cloud software company for high traffic websites, founded in 2011. Mr. Malchow is currently a member of the board of the National Civic Arts Society in Washington, D.C. Mr. Malchow holds an A.B. from Dartmouth College and a J.D. from Stanford University. Mr. Malchow brings to our Board many years of entrepreneurial and investment experience, with expertise in scaled infrastructure, software-driven business, and machine learning.
Mr. Malchow’s appointment to our Board was deemed to satisfy the requirement for the appointment of a new director to be agreed upon by the Board and Mr. Rodgers (an existing member of the Board), pursuant to the securities purchase agreement, dated as of January 9, 2017, and as amended, between us and certain purchasers (including a trust affiliated with Mr. Rodgers).

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Class I Directors Continuing in Office Until the 2022 Annual Meeting
Steven J. Gomo has served as a member of our Board since March 2011. From August 2002 until October 2004, Mr. Gomo served as Senior Vice President of Finance and Chief Financial Officer, and from October 2004 until December 2011, as Executive Vice President of Finance and Chief Financial Officer, of NetApp, Inc., a computer storage and data management company. From November 2000 to April 2002, Mr. Gomo served as Chief Financial Officer of Gemplus International S.A., a smart card provider, and from February 1998 until August 2000, Mr. Gomo served as Chief Financial Officer of Silicon Graphics, Inc., a high-performance computer and computer graphics company. Prior to February 1998, Mr. Gomo held various finance, financial management, manufacturing, and general management positions at Hewlett-Packard Company, an information technology company. Mr. Gomo holds a bachelor of science degree in business administration from Oregon State University and a master of business administration degree from Santa Clara University. Mr. Gomo currently serves on the boards of directors of Nutanix, Inc., a next-generation hyperconverged enterprise cloud platform company; Micron Technology, Inc., a global memory and storage solutions provider; and Solaria Corporation, a privately-held solar panel company. From February 2005 to May 2017 Mr. Gomo served on the board of SanDisk Corporation, a designer, developer and manufacturer or flash storage solutions. From February 2012 to November 2017 Mr. Gomo served on the board of NetSuite Inc., a provider of cloud-based financials, enterprise resource planning and omnichannel commerce software suites. Mr. Gomo brings to our Board valuable financial and business expertise through his years of experience as a chief financial officer with publicly traded companies. Mr. Gomo provides an important role in leading the Board’s activities on financial and auditing matters, as well as collaborating with our independent registered public accounting firm and management team in these areas.
Thurman John Rodgers has served as a member of our Board since January 2017. Mr. Rodgers founded Cypress Semiconductor Corporation in 1982 and served as the President, Chief Executive Officer and as a member of the Board of Directors until April 2017. From May 2002 to May 2011 Mr. Rodgers served as a member of the board of directors of SunPower Corporation, an energy company. Mr. Rodgers is presently a member of the board of directors of several privately-held companies. From June 2004 through December 2012 Mr. Rodgers was a member of the board of trustees of Dartmouth College, his alma mater, and holds bachelor of science degree in physics and chemistry from Dartmouth and a master’s degree and Ph.D. in electrical engineering from Stanford University. At Stanford, Mr. Rodgers invented, developed and patented VMOS technology. Mr. Rodger’s brings 35 years of public company CEO experience to our board.

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INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
Under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.
Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board determined that each of our current directors, other than Mr. Kothandaraman, our Chief Executive Officer, and Mr. Malchow, who formerly served as a consultant for us, qualifies as an “independent” director within the meaning of the Nasdaq rules. Accordingly, a majority of our directors are independent, as required under Nasdaq rules.
In making this determination, our Board considered certain relationships and transactions that occurred in the ordinary course of business between the Company and entities which some of our directors are or have been affiliated. The Board considered the following relationships and transactions that occurred during any 12-month period within the last three fiscal years and determined that they were not material transactions that would impair the particular director’s independence or interfere with their exercise of independent judgment in carrying out their responsibilities as directors:

•
Mr. Rodgers’ purchase of 5,406,574 shares of our common stock in a private financing in January 2017; and Mr. Rodgers’ purchase of $5.0 million aggregate principal amount of convertible senior notes due 2023 in a private placement in August 2018.

Our non-employee directors have been meeting, and we anticipate that they will continue to meet, in regularly scheduled executive sessions at which only non-employee directors are present.
BOARD LEADERSHIP STRUCTURE
Our Board has a Lead Independent Director, Mr. Gomo, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, as well as establish the agenda for these meetings. Accordingly, the Lead Independent Director has substantial ability to shape the work of the Board. The Company believes that having a Lead Independent Director reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having a Lead Independent Director creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having a Lead Independent Director can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Audit Committee responsibilities also include oversight of cybersecurity risk management through its oversight of our controls and procedures in the finance and accounting areas. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the Board meets with certain members of our executive team, including the heads of our different organizational functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business, such as the potential risks to our business resulting from the coronavirus pandemic.

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MEETINGS OF THE BOARD OF DIRECTORS
The Board met five times during the 2019 fiscal year. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he served during the portion of the 2019 fiscal year for which he was a director or committee member.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee, among other things:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the scope of engagement and compensation of the independent auditors;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; and

•	establishes procedures, as required by law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.
Our Audit Committee also has the following responsibilities:

•	determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services;

•	reviewing and approving or rejecting transactions between the Company and any related persons; and

•
reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls.

The Audit Committee is composed of three directors: Messrs. Gomo, Kortlang and Mora. The Audit Committee met 15 times during the 2019 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.enphase.com/corporate-governance.cfm.
The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent, as required by Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards.
The Board has also determined that Mr. Gomo qualifies as an “audit committee financial expert,” as defined in SEC rules. The Board made a qualitative assessment of Mr. Gomo’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.
Report of the Audit Committee of the Board of Directors1
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

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Mr. Steven J. Gomo
Mr. Benjamin Kortlang
Mr. Richard Mora

[1]
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Compensation Committee
The Compensation Committee is composed of two directors: Messrs. Mora and Rodgers. All members of the Company’s Compensation Committee have been and are “independent,” as required by Rules 5605(a)(2) and 5605(d)(2) of the Nasdaq listing standards. The Compensation Committee met five times during the 2019 fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.enphase.com/corporate-governance.cfm.
The Compensation Committee acts on behalf of the Board to review and adopt, or recommend to the Board for adoption, and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	approving or recommending for approval to our Board the compensation and other terms of employment of our executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers;

•
evaluating and recommending to the Board for approval the compensation plans and programs, as well as evaluating and recommending to the Board for approval the modification or termination of existing plans and programs;

•	reviewing and approving the type and amount of compensation to be paid or awarded to Board members;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing the adequacy of our Compensation Committee charter on a periodic basis; and

•	reviewing and evaluating the performance of the Compensation Committee.
Compensation Committee Processes and Procedures
The Compensation Committee meets at least annually, and with greater frequency if necessary. The Compensation Committee met five times during 2019. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and Vice President of Human Resources. The Compensation Committee meets periodically in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company.
The Nominating and Corporate Governance Committee is composed of two directors: Messrs. Kortlang and Rodgers. All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met twice during the 2019 fiscal year, and Committee business was also discussed from time to time during meetings of the Board. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.enphase.com/corporate-governance.cfm.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including: having the ability to read and understand basic financial statements, being over 21

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years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. This process is designed to follow the guiding principle that the composition of the Board should reflect a diversity of thought, backgrounds, skills, experiences and expertise, and a range of tenures that are appropriate given the Company’s current and anticipated circumstances. Consistent with this philosophy, in addition to the criteria set forth above and subject to the rights of any third party to designate a director, the Nominating and Corporate Governance Committee will ensure each pool of qualified candidates for additional or vacant Board positions from which Board nominees are chosen includes candidates who bring racial and/or gender diversity. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In connection with its most recent assessment of the Board composition, the Nominating and Corporate Governance Committee identified, as one of its top priorities, the desire to recruit a new director who not only provides a valuable skillset to the Board, but will also contribute to gender diversity at the Board level, to build upon the gender diversity present in the Company’s senior management ranks.
The Nominating and Corporate Governance Committee is committed to identifying qualified female candidates for its Board. In furtherance of this commitment, the Nominating and Corporate Governance Committee will seek to include female candidates in the initial list of candidates from which it will select prospective director candidates in each future director search, and will require that any search firm it may engage to assist with a director search do the same. The Nominating and Corporate Governance Committee has set as a goal the addition of a new director who is a woman before the next annual meeting of stockholders.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon Nasdaq listing standards, SEC rules and regulations and the advice of counsel, if necessary.
The Nominating and Corporate Governance Committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. To date, the Nominating and Corporate Governance Committee has not received any such nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of the Company’s voting stock. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to our Corporate Secretary at the following address: 47281 Bayside Parkway, Fremont, CA 94538, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

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COMMUNICATIONS WITH THE BOARD OF DIRECTORS
We have not adopted a formal process for stockholder communications with the Board. However, every reasonable effort has been made to ensure that the views of stockholders are heard by the Board or individual director, and that appropriate responses are provided to stockholders in a timely manner. Our stockholders may direct communications to a particular director or to the directors generally, in care of Enphase Energy, Inc. 47281 Bayside Parkway, Fremont, CA 94538.
In addition, any interested person, including any stockholder, may communicate directly with our non-management directors. Persons interested in communicating directly with our non-management directors regarding any concerns or issues may do so by addressing correspondence to a particular director, or to our non-management directors generally, in care of Enphase Energy, Inc. 47281 Bayside Parkway, Fremont, CA 94538. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Lead Independent Director, or the Chair of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee.
CORPORATE GOVERNANCE
Our Board has adopted Corporate Governance Guidelines (“Guidelines”) that outline the role of the Board and the responsibilities its various committees. These Guidelines are available on our website at http://investor.enphase.com/corporate-governance.cfm. The Guidelines assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth the practices that the Board intends to follow with respect to board composition and selection, the role of the Board, director orientation and education, director compensation, board meetings and involvement of senior management, board committees, Chief Executive Officer performance evaluation, succession planning and board assessment.
CODE OF CONDUCT
The Company has adopted the Enphase Energy Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all officers, directors and employees. The Code of Conduct is available on the Company’s website at http://investor.enphase.com/corporate-governance.cfm. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company intends to promptly disclose the nature of the amendment or waiver on its website.

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PROPOSAL 2
APPROVAL ON A NON-BINDING, ADVISORY BASIS OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. We are seeking an advisory vote from our stockholders to approve the compensation paid to our named executive officers “(NEOs”), as disclosed in this proxy statement.
The Compensation Committee, with assistance from an external compensation consultant, has structured our executive compensation program to stress a pay-for-performance philosophy. The compensation opportunities provided to our NEOs are significantly dependent on Enphase’s financial performance, the performance of Enphase’s stock and the NEO’s individual performance, which is intended to drive creation of sustainable stockholder value. The Compensation Committee will continue to emphasize what it believes to be responsible compensation arrangements that attract, retain, and motivate high-caliber executive officers, and motivate those officers to achieve Enphase’s short- and long-term business strategies and objectives.
You have the opportunity to vote “For” or “Against” or to “Abstain” from voting to approve, on an advisory basis, the compensation paid to our NEOs as disclosed below in this proxy statement. In deciding how to vote on this proposal, we encourage you to consider Enphase’s executive compensation philosophy and objectives, and the design principles and the elements of Enphase’s executive compensation program described below. As described in this proxy statement, a guiding principle of our compensation philosophy is that compensation should be linked to performance and that the interests of our executives and stockholders should be aligned. Our compensation program is a mix of short- and long-term components, cash and equity elements and fixed and contingent payments in proportions we believe will provide the proper incentives, reward our NEOs and help us achieve our goals and increase stockholder value. For example:

•	Our NEOs receive a market-based compensation package.

•
NEOs’ compensation is substantially tied to performance. A significant portion of their cash and equity compensation is based upon our financial performance along with our assessments of individual performance.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. The compensation of our NEOs subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is APPROVED.”
While your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board or Enphase, we value the opinions of our stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding our executive compensation program.
Approval of this Proposal 2 requires “For” votes from the holders of a majority of shares present in person, by remote communication or by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL 2

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Proposal 3
Approval of Amendment to Amended and Restated Certificate of Incorporation TO INCREASE Authorized Shares of Common Stock
Overview
The Board has unanimously approved, and recommended that our stockholders approve, an amendment to our Amended and Restated Certificate of Incorporation (the “Charter Amendment”), to increase the number of our authorized shares of common stock from 150,000,000 shares to 200,000,000 shares. The Charter Amendment is attached to this proxy statement as Appendix A, and we urge you to read Appendix A in its entirety before casting your vote.
As of March 23, 2020, we were authorized to issue up to 150,000,000 shares of our common stock, of which 123,850,901 shares were issued and outstanding. Additional shares were reserved for issuance under our equity incentive plans and other outstanding securities, including:

•	3,469,516 shares reserved for future issuance under our 2011 Equity Incentive Plan;

•	936,020 shares reserved for future issuance under our 2011 Employee Stock Purchase Plan;

•	3,573,191 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $2.16 per share;

•	5,400,132 shares of common stock issuable upon the vesting of outstanding restricted stock units;

•	990,099 shares reserved for future issuance under our convertible notes due 2023;

•	8,370,318 shares reserved for future issuance under our convertible notes due 2024; and

•
8,048,384 shares reserved for potential issuance under the warrant transactions entered into by us on May 30, 2019 and June 4, 2019 in connection with the offering of our convertible notes due 2024 (the “2019 Warrants”).

The stock issuable under our equity incentive plans may be shares of authorized but unissued or reacquired common stock, including shares repurchased by us on the open market or otherwise. Conversion of our convertible notes due 2023 will be settled in shares of our common stock, and settlement of our convertible notes due 2024 may be made through payment or delivery, as the case may be, of cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.
As of the Record Date, no shares of our preferred stock were issued or outstanding. No change to the number of shares of our authorized preferred stock is being made or proposed.
The purpose of the proposed Charter Amendment is to provide the Company with a sufficient number of shares of common stock for future corporate needs, including potential future increases in the number of shares of common stock reserved for issuance under 2011 Equity Incentive Plan; for potential issuance upon the settlement of our convertible notes due 2025 (the “2025 Notes” and with the 2023 Notes and the 2024 Notes, the “Notes”); and for potential issuance under the warrant transactions entered into by the Company on March 4, 2020 in connection with the offering of the 2025 Notes (the “2020 Warrants” and with the 2019 Warrants, the “Warrants”). Accordingly, the Board has declared the proposed Charter Amendment to be advisable and in the best interests of the Company and our stockholders and is submitting the Charter Amendment to a vote of our stockholders.
Reasons to Approve the Charter Amendment and Increase Our Authorized Common Stock
The Board believes that the proposed Charter Amendment and increase in the number of authorized shares of our common stock is desirable to enhance our flexibility in taking possible future actions, such as raising additional equity capital, exchanging equity for debt or other transactions that have similar effect, stock-based acquisitions, stock splits and dividends, equity incentive awards or other corporate purposes. Additionally, if the stockholders approve the Charter Amendment, the Board intends to reserve a portion of the additional authorized shares of common stock as follows (the “Anticipated Share Reserves”):

•	an additional 6,239,863 shares that were added to our 2011 Equity Incentive Plan on January 1, 2020 (pursuant to an automatic evergreen provision) would be reserved for issuance;

•	5,984,672 shares in the aggregate would be reserved for potential issuance under the 2025 Notes so that we may settle conversions of the 2025 Notes through payment or delivery, as the case may be,

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of cash, shares of our common stock or a combination of cash and shares of our common stock, at the Company’s election; and

•	7,848,768 shares in the aggregate would be reserved for potential issuance under the 2020 Warrants.
We believe that the Anticipated Share Reserves for the 2025 Notes and the March 2020 Warrants will also enable the Company to apply a more favorable accounting treatment for the 2025 Notes and the March 2020 Warrants, instead of the mark to market accounting treatment that we otherwise are required to apply if we do not have sufficient unissued common stock to settle conversions of the 2025 Notes and exercises of the March 2020 Warrants with shares of our common stock.
Additionally, by approving the increase to the Company’s authorized shares of common stock now, we will be able to act in a timely manner when such a need arises or when the Board believes it is in the best interests of the Company and our stockholders to take action, without the delay and expense that would be required at that time to obtain stockholder approval of such an increase at a special meeting of stockholders.
Other than with respect to 20,073,303 shares subject to the Anticipated Share Reserves, as of the date of this proxy statement, we do not currently have any definitive agreements or plans to issue the additional shares of common stock that would be authorized as a result of approving the proposed Charter Amendment. However, we review and evaluate potential capital raising activities, transactions and other corporate actions on an ongoing basis to determine if such actions would be in the Company’s best interest and the best interest of our stockholders.
Effect of the Charter Amendment and Increase in Authorized Shares of Common Stock
If the proposed Charter Amendment is adopted, other than with respect to 20,073,303 shares subject to the Anticipated Share Reserves, the newly authorized shares of common stock would be unreserved and available for issuance. No further stockholder authorization would be required prior to the issuance of such shares of common stock by the Company, except where stockholder approval is required by law or under Nasdaq rules. If any of the Notes or Warrants are not settled in full with the shares of common stock reserved for potential conversions or exercises of the Notes and Warrants, we anticipate that the related unissued shares of common stock would become unreserved and available for issuance.
The increase in our authorized shares of common stock would not have any immediate dilutive effect on the proportionate voting power or other rights of our existing stockholders. However, any subsequent issuance of shares of common stock (including upon the conversion of the Notes and the exercise of the Warrants), other than on a pro-rata basis to all stockholders, would reduce each stockholder’s proportionate interest in the Company. Any of the additional shares of common stock issued in the future would have the same rights and privileges as attach to the common stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares.
Except as set forth in the Charter Amendment, all of the remaining provisions of the Amended and Restated Certificate of Incorporation will remain in full force and effect without change.
Anti-takeover Effects
SEC rules require disclosure of the possible anti-takeover effects of an increase in authorized capital stock and other charter and bylaw provisions that could have an anti-takeover effect. Although the Board has not proposed the Charter Amendment and the increase in the number of authorized shares of common stock with the intent of using the additional shares to prevent or discourage any actual or threatened takeover of the Company, under certain circumstances, such shares could have an anti-takeover effect. The additional shares could be issued to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company or could be issued to persons allied with the Board or management and, thereby, have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal. Accordingly, if the proposed Charter Amendment and authorized common stock increase is approved, the additional shares of authorized common stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of common stock, or the replacement or removal of the Board or management.
Timing of the Proposed Charter Amendment
If the authorized common stock increase is approved, as soon as practicable after the Annual Meeting, we will file the Charter Amendment with the office of the Secretary of State of Delaware to implement the increase in the authorized number of shares of common stock. Upon approval and following such filing with the Secretary of State of Delaware, the Charter Amendment will become effective on the date it is filed.

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Vote Required
Approval of this Proposal 3 requires “For” votes from the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting. If you are a stockholder of record as of the Record Date and you fail to vote in person, by remote communication , by failing to return your proxy card or to vote using the telephone or Internet, it will have the same effect as an “Against” vote. If you are a stockholder of record and return a signed and dated proxy card without providing specific voting instructions on Proposal 3, or do not specify your vote on Proposal 3 when voting using the telephone or internet, your shares will be voted “For” Proposal 3 in accordance with the recommendations of our Board. Abstentions will have the same effect as “Against” votes.
We believe that Proposal 3 will be deemed to be a “routine” matter. Therefore, if you are a beneficial owner of shares registered in the name of your broker or other nominee and you fail to provide instructions to your broker or nominee as to how to vote your shares on Proposal 3, your broker or nominee will have the discretion to vote your shares on Proposal 3. Accordingly, if you fail to provide voting instructions to your broker or nominee, your broker or nominee can vote your shares on Proposal 3 in a manner that is contrary to what you intend. For example, if you are against the approval of Proposal 3 but you do not provide any voting instructions to your broker, your broker can nonetheless vote your shares “For” Proposal 3. While we do not expect any broker non-votes on Proposal 3, if you do not provide voting instructions and your broker or nominee fails to vote your shares, this will have the same effect as an “Against” vote. If you are a beneficial owner of shares registered in the name of your broker or other nominee, we strongly encourage you to provide voting instructions to the broker or nominee that holds your shares to ensure that your shares are voted in the manner in which you want them to be voted.
If the stockholders approve Proposal 3, we will file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to amend Article IV, Section A, in its entirety, to read as follows:
“(A) This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is 210,000,000 shares, each with a par value of $0.00001 per share, 200,000,000 shares of which shall be Common Stock and 10,000,000 shares of which shall be Preferred Stock.”
We urge investors to vote “For” this proposal as failure to obtain a majority of the outstanding shares entitled to vote at the Annual Meeting will limit the Company’s ability to operate and execute on current and future business plans and to implement the Anticipated Share Reserves.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

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PROPOSAL 4
STOCKHOLDER PROPOSAL REGARDING SUSTAINABILITY REPORTING
A stockholder has informed the Company that he intends to present the following non-binding proposal set forth below at the Annual Meeting. We will promptly provide to any stockholder the name, address, and number of our voting securities held by the person submitting this proposal upon receiving a request at https://investor.enphase.com/contact-us or writing to our Corporate Secretary at Enphase Energy, Inc., 47281 Bayside Parkway, Fremont, CA 94538. If the stockholder (or the shareholder’s qualified representative) is present at the Annual Meeting and properly submits the proposal for a vote, then the shareholder proposal will be voted upon at the Annual Meeting.
In accordance with federal securities laws, the shareholder proposal and supporting statement are presented below as submitted by the shareholder and are quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.
Stockholder Proposal
Resolved, the shareholders request that our company issue an annual sustainability report describing the company's ESG performance and describing the company's short- and long-term responses to ESGrelated issues. The report should be available by December 2020, prepared at reasonable cost, omitting proprietary information.
Supporting Statement
We believe tracking and reporting on environmental, social and governance (ESG) business practices makes a company more responsive to a global business environment which is characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify downsides and opportunities in products and processes, develop solid internal and external communications, publicize innovative environmentally conscious practices, and receive feedback.
Today, companies like Bloomberg and Morningstar provide information on ESG performance that investors utilize in investment decisions. Carbon Disclosure Project (CDP), representing 551 institutional investors globally with $71 trillion in assets, has for years requested greater disclosure from companies on their climate change management programs. Numerous companies in our industry publicly disclose a sustainability report. In contrast, our company, Enphase Energy Inc. does not have a sustainability report.
The consulting firm, Governance Accountability Institute, determined that eighty-six percent (86%) of the companies in the S&P 500 Index published sustainability or corporate responsibility reports in the year 2018. More than 70 percent of large global companies disclose data using the Global Reporting Initiative (GRI) standards, the most widely adopted sustainability disclosure framework.
Within the semiconductor equipment sector, many peers have taken initiative and reported on sustainability metrics. In contrast, our company, Enphase Energy Inc., does not report on its sustainability efforts nor does it publish a sustainability report. Companies that report on their sustainability strategies, initiatives, programs and ESG performance appear to be more likely to be selected for sustainability reputational lists, ranked higher by third party sustainability data gathering organizations, and selected for inclusion on leading sustainability investment indexes. Occupational safety and health, waste and water reduction targets and product related environmental impacts all have the potential to pose significant regulatory and legal risks.
Board Statement in Opposition
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 4 FOR THE FOLLOWING REASONS:
Our board of directors does not believe that producing the type of sustainability report described in this stockholder proposal would be a productive use of resources or in the best interests of the company or our stockholders at this time and therefore recommends that the stockholders vote AGAINST it.
We are focused on sustainability as our core business and within our operations
We recognize the importance of environmental, social and governance (ESG) issues. We are in the business of enabling access to renewable, green energy in order to help reduce the world’s carbon footprint. Sustainability is at the core of what we do. We are a global energy technology company, delivering smart, easy-to-use solutions that connect solar generation, storage and communications management on one intelligent platform. We revolutionized solar with our microinverter technology and produce the world’s only truly integrated solar-plus-storage solution. We

Enphase Energy, Inc. | 2020 Proxy Statement | 20

have shipped more than 25 million microinverters, and over one million Enphase residential and commercial systems have been deployed in over 130 countries.
As our business has grown, we have engaged in efforts to improve efficiency and cost effectiveness and to promote the health and wellness of our people and our planet. A few of our efforts in these areas are as follows.
Environment. In addition to the core business we are building around renewable energy, we are also proud of the following specific achievements.

•
Starting in 2014, we achieved ISO 14001 certification of the environmental management systems at our New Zealand, US locations, and Lyon, France facilities. We achieved ISO 14001 certification in 2019 for our facility in India.

•
Through various energy reduction initiatives, in 2019, we achieved a 36.8% reduction in electricity use on a per-person basis at our New Zealand facility and a 36.9% reduction in electricity use on a per-product basis at our manufacturing partner’s Fuyong, China facility, in each case compared to 2018 baseline measurements.

•	In the fourth quarter of 2019, we optimized our logistics management to achieve approximately a 63% reduction in use of air shipping as compared to the fourth quarter of 2018.

•
We have strived to reuse and donate excess materials from our facilities, in particular, we donated approximately 10% of excess supplies to low-income schools and reused approximately 25% of excess supplies, materials and furniture when we recently consolidated our offices in our Petaluma location.

•	Multiple of our facilities have electric vehicle charging stations.

•	We focus on the use of supplies with a low environmental impact, including reusable and compostable materials where possible.

•	In the US and New Zealand, we have eliminated paper cups and provide our employees with re-usable dishware, utensils, and mugs to use in our employee cafeterias.

•	We provide our employees in the US with certain Enphase products at discounted prices or no charge to encourage the use of solar powered systems at their homes.
Health, wellness and engagement.

•	We regularly conduct workshops and events on the topics of culture and corporate values in all regions and at all of our facilities.

•	We solicit and regularly review feedback from our employees via employee engagement surveys.

•	We encourage employee exercise and fitness and provide showers for those who exercise on the way to work or during lunch, as well as discounted memberships with certain health clubs in the US.

•	We have Employee Assistant Programs in locations where available.
Philanthropy and giving back. We partner with GRID Alternatives (“GRID”), a 501(c)(3) certified non-profit, which has a dual-mission of providing free solar installations for underserved neighborhoods (with a special focus on Native American communities) and providing job training for lower income workers to prepare them for employment in the field of solar installation. Through this partnership, we have, according to GRID:

•	Helped 7,781 households receive approximately 27,993 KW DC of solar equipment;

•	Saved low-income homeowners an estimated $207,000,000 in electricity bills over their lifetime; and

•	Prevented an estimated 409,000 tons of greenhouse gas emissions.
We are proud of these efforts. However, the board of directors believes that producing a standalone report on an annual basis to report on these metrics and others like them would result in a substantial diversion of resources away from the continued development of our products and growth of our company as well as from important ESG-focused initiatives themselves.
Companies that produce standalone sustainability reports are significantly larger than we are and have significantly more resources to dedicate to ESG reporting
Gathering and publishing data on our ESG-related efforts on an annual basis would require significant amounts of company time and resources, which our board of directors does not believe is in the best interests of our stockholders at this time.

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The proponent notes that the Governance & Accountability Institute (G&A) determined that 86% of S&P 500 Index companies published a sustainability or responsibility report in 2018, that “numerous” companies in our industry publicly disclose a sustainability report and that “many peers” in the semiconductor equipment sector have reported on sustainability metrics.
We are not an S&P 500 company. Although G&A found that 86% of S&P 500 Index companies published a sustainability report in 2018, it also determined that only 60% of Russell 1000 Index companies published a sustainability report in 2018. Further, in their findings on the prevalence of sustainability reports within the Russell 1000 Index, G&A noted that only 34% of the smallest half of Russell 1000 Index companies published such a report in 2018.
With respect to our industry peers, while certain of our largest competitors may produce sustainability reports, to our knowledge, the majority of our competitors do not. We compete against a multitude of publicly and privately held large and small companies around the world who do not report on ESG.
Finally, the proponent references the Carbon Disclosure Project (“CDP”) as one method of providing greater disclosure on climate change management programs. Gathering the data necessary to respond to the CDP questionnaire alone can take months of time and require a large, cross-functional team to accomplish.
Companies of our size generally do not have the dedicated teams or resources that an S&P 500 company has to oversee annual, systematic ESG reporting.
Our board of directors believes that we are already allocating appropriate resources to ESG-related issues and does not believe that the proposal to produce an annual report on such efforts is in the best interests of the Company or its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE AGAINST PROPOSAL 4.

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PROPOSAL 5
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Deloitte & Touche LLP has audited our financial statements since 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Our Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. However, the Audit Committee is not bound by a vote either for or against this proposal. The Audit Committee will consider a vote against Deloitte & Touche LLP by the stockholders in selecting our independent registered public accounting firm in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and 2018, by Deloitte & Touche LLP, our independent registered public accounting firm:

	Years Ended December 31,
	2019	2018
	(in thousands)
Audit Fees	$1,772	$5,190
Audit-related Fees	287	—
Tax Fees	333	101
Total Fees	$2,392	$5,291
Audit Fees: For 2019 and 2018, consists of fees for professional services rendered, including audited financial statements presented in our annual report on Form 10-K, review of interim financial statements presented in our quarterly reports on Form 10-Q, services provided in connection with regulatory filings, our registration statement on Form S-8 related to our equity incentive plans, issuance of convertible notes and other matters related to our periodic filings with the SEC. Audit fees for 2018 also includes fees incurred for the review of the transaction in which we acquired SunPower Corporation’s microinverter business and a private placement offering.
Audit-related Fees: Consists of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees”.
Tax Fees: Consists of professional services rendered for tax compliance, tax advice and tax planning.
All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES.
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence

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THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THIS PROPOSAL 5.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 1, 2020 by: (i) each director and nominee for director; (ii) each named executive officer as set forth in the Summary Compensation Table of this proxy statement; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Enphase Energy, Inc. 47281 Bayside Parkway, Fremont, CA 94538.

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
South Lake One, LLC and its affiliates(2)	13,548,476	10.9%
The Vanguard Group(3)	9,221,621	7.4
BlackRock, Inc.(4)	7,496,510	6.1

Named Executive Officers and Directors
Badrinarayanan Kothandaraman(5)	2,088,656	1.7
Eric Branderiz(6)	255,377	*
Jeff McNeil(7)	191,960	*
David Ranhoff(8)	109,778	*
Benjamin Kortlang(9)	1,103,907	*
Joseph Malchow(10)	42,200	*
Richard Mora(11)	133,097	*
Steven J. Gomo(12)	308,413	*
Thurman John Rodgers(13)	4,580,123	3.7
All executive officers and directors as a group (9 persons)(14)	8,813,511	7.1

*	Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 123,811,842 shares of our common stock outstanding at March 1, 2020. In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to shares held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units (“RSUs”)) within 60 days of March 1, 2020. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

(2)
The indicated ownership is based solely on an amendment to Schedule 13G filed with the SEC by (i) South Lake One, LLC (“SLO”), (ii) Isidoro Quiroga Moreno (“Quiroga”); and (iii) Inversiones El Aromo Limitada (“El Aromo”) on January 15, 2020, reporting beneficial ownership as of January 15, 2020, and information subsequently supplied to the Company by SLO. Quiroga directly owns approximately 71% of the issued and outstanding capital stock of El Aromo. El Aromo directly controls South Cone Investments Limited Partnership, a Canadian limited partnership (“South Cone”), as its general partner with the power to manage South Cone. South Cone directly owns 100% of the issued and outstanding capital stock of SLO and SLO has sole voting power and sole dispositive power with respect to all of the shares. The address for SLO is 5711 Pdte. Riesco, Office No. 1602, Las Condes, Santiago, Chile.

(3)
The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on February 11, 2020, reporting beneficial ownership as of December 31, 2019 and consists of common stock held of record by The Vanguard Group, which reports that it has sole voting power over 190,632 shares, sole dispositive power over 9,026,203 shares, shared voting power over 16,310 shares, and shared dispositive power over 195,418 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 179,108 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 27,834 shares.. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(4)
The indicated ownership is based solely on a Schedule 13G/A filed by the reporting person on February 5, 2020, reporting beneficial ownership as of December 31, 2019. The reporting entity is a parent holding company and has sole voting power with respect to 7,345,506 shares and sole dispositive power with respect to 7,496,510 shares, reporting on behalf of the following subsidiaries: BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

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(5)
Includes: (a) 1,061,496 shares issuable pursuant to stock options exercisable within 60 days of March 1, 2020; (b) 420,000 shares of common stock issuable upon the vesting of RSUs within 60 days of March 1, 2020; and (c) 607,160 shares held directly by Mr. Kothandaraman.

(6)	Includes: (a) 110,000 shares of common stock issuable upon the vesting of RSUs within 60 days of March 1, 2020; and (b) 145,377 shares held directly by Mr. Branderiz.

(7)	Includes: (a) 93,500 shares of common stock issuable upon the vesting of RSUs within 60 days of March 1, 2020; and (b) 98,460 shares held directly by Mr. McNeil.

(8)	Includes: 109,778 shares held directly by Mr. Ranhoff.

(9)
Includes: (a) 2,614 shares held by KPCB Holdings, Inc., of which Mr. Kortlang is a board member; (b) stock options exercisable for 248,679 shares within 60 days of March 1, 2020; (c) 252,614 shares held directly by Mr. Kortlang; and (d) 600,000 shares held by trust. Mr. Kortlang disclaims beneficial ownership of the shares held by trust, except to the extent of his pecuniary interest therein,

(10)	Includes: (a) 6,250 shares of common stock issuable upon the vesting of RSUs within 60 days of March 1, 2020; and (c) 35,950 shares held directly by Mr. Malchow.

(11)	Consists solely of stock options exercisable for 133,097 shares within 60 days of March 1, 2020.

(12)	Consists solely of stock options exercisable for 308,413 shares within 60 days of March 1, 2020.

(13)
Includes: (a) 3,406,574 shares of common stock held by Rodgers Massey Revocable Living Trust dtd 4/4/1 for which Mr. Rodgers and his spouse, Valeta Massey, serve as trustees and share joint voting and dispositive power.; (b) 900,090 shares of common stock issuable upon the conversion of convertible senior notes due 2023 at the option of the holder within 60 days of March 1, 2020; and (iii) stock options exercisable 273,459 shares issuable pursuant to stock options exercisable within 60 days of March 1, 2020

(14)
Includes: (a) 6,158,617 shares beneficially owned by the current directors and executive officers; (b) 2,025,144 shares issuable pursuant to stock options exercisable within 60 days of March 1, 2020; and (c) 629,750 shares of common stock issuable upon the vesting of RSUs within 60 days of March 1, 2020.

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SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on (i) a review of Forms 3 and 4 and any amendments thereto filed electronically with the SEC during 2019, (ii) a review of Forms 5 and any amendments thereto filed electronically with the SEC with respect to 2019, and (iii) written representations that no Form 5 reports were required during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except for the following:

Name of Officer	Date of Transaction	Date of Form 4 Filing	Number of Transactions
Badrinarayanan Kothandaraman	March 18, 2019	March 25, 2019(1)	5
Benjamin Kortlang	May 15, 2019	May 20, 2019	1
Eric Branderiz	June 15, 2019	June 20, 2019	1
Richard Mora	August 14, 2019	August 19, 2019	1
Jeff McNeil	August 15, 2019	September 5, 2019	2

Name of Officer	Date of Transaction	Date of Form 3 Filing	Number of Transactions
Jeff McNeil	April 25, 2019	May 15, 2019	N/A

(1)	This Form 4 was subsequently amended on March 26, 2019 to correct the number of shares originally reported on March 25, 2019.
During 2019, Mr. Ranhoff timely reported all transactions but reported an incorrect number of shares sold and a price per share on the Form 4 report filed on September 5, 2019. This error was corrected by filing an amended Form 4 report on September 9, 2019.
MANAGEMENT
EXECUTIVE OFFICERS OF THE REGISTRANT
The following table sets forth certain information concerning our executive officers as of March 23, 2020:

Name	Age	Position
Badrinarayanan Kothandaraman	48	President, Chief Executive Officer
Eric Branderiz	55	Executive Vice President and Chief Financial Officer
David Ranhoff	65	Executive Vice President and Chief Commercial Officer
Jeff McNeil	58	Executive Vice President and Chief Operating Officer
Badrinarayanan Kothandaraman. Mr. Kothandaraman’s biography is included above under the section titled “Class III Directors Continuing in Office Until the 2021 Annual Meeting.”
Eric Branderiz has served as our Vice President and Chief Financial Officer since June 2018. He previously served as Chief Accounting Officer and Corporate Controller of Tesla, Inc., an automotive and renewable energy company, from October 2016 to March 2018. Prior to Tesla, he held various positions at SunPower Corporation, a solar energy system design and manufacturing company, including: Senior Vice President, Corporate Controller and Chief Accounting Officer from August 2012 until October 2016, Vice President, Corporate Controller and Chief Accounting Officer from September 2011 to July 2012, Vice President and Corporate Controller from June 2010 to August 2011. Concurrent with his other responsibilities at SunPower, he was also Senior Vice President, Head of Corporate Tax from March 2016 until October 2016, and served as Senior Vice President, Head of Corporate Financial Planning & Analysis from June 2015 to March 2016 and as Senior Vice President, Global Residential and Light Commercial Operations and Finance from March 2013 to September 2014. From May 2009 through June 2010, he served as Vice President, Corporate Controller, Treasurer and Head of Subsidy Operations for Knowledge Universe. Mr. Branderiz was Senior Vice President and Corporate Controller and Head of Corporate Finance for Spansion, Inc. and its successor Cypress Semiconductor Corporation from September 2007 to April 2009. Prior to that Mr. Branderiz

Enphase Energy, Inc. | 2020 Proxy Statement | 27

held various senior positions at Advanced Micro Devices, Inc. including Controller, Americas. Mr. Branderiz received a degree in Business Commerce, with a concentration in Accounting, from the University of Alberta, Canada in 1996, and is a Certified Public Accountant. He began his career as an auditor at Ernst & Young LLP.
David Ranhoff has served as our Vice President and Chief Commercial Officer since December 2017. Mr. Ranhoff joined Enphase from GCL Solar Materials, a solar energy equipment supplier, where he was the president and CEO from April 2017 to December 2017. Prior to GCL, he was with SunEdison Inc., a renewable energy company, serving as president of the Solar Materials group from July 2013 until March 2017, and as a senior vice president of sales and marketing for both the solar materials and semiconductor divisions at SunEdison from July 2010 to June 2013. He joined SunEdison through its acquisition of Solaicx Inc., a crystal growth manufacturing company, where he served as president and CEO from May 2009 to July 2010. Mr. Ranhoff received his Bachelor of Science degree in electrical engineering from Northeastern University and attended the Stanford Executive Program.
Jeff McNeil joined Enphase as our Vice President, Customer Support and Quality in January 2018, and in April 2019, he was appointed to Chief Operating Officer. Prior to joining Enphase, Mr. McNeil served as the Senior Vice President of Operations and Regulatory at Energous Corporation, a developer of wireless charging technology, from December 2015 to January 2018. From 1994 through December 2015, Mr. McNeil held various positions at Cypress Semiconductor Corporation in its manufacturing and operations organization, most recently as the Senior Vice President of Operations, where he led the global supply chain, logistics, and back end manufacturing organizations Mr. McNeil received his Bachelor of Science degree in chemical engineering from San Jose State University.

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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
We are a global energy technology company. We deliver smart, easy-to-use solutions that manage solar generation, storage and communication on one intelligent platform. We revolutionized the solar industry with our microinverter technology, and we produce a fully integrated solar-plus-storage solution. We have shipped more than 25 million microinverters, and over one million Enphase residential and commercial systems have been deployed in more than 130 countries.
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, discusses our executive compensation policies, and analyzes how and why our Compensation Committee arrived at specific compensation decisions for fiscal 2019 for the individuals who served as our principal executive officer, our principal financial officer and our other executive officers as of December 31, 2019, referred to as our “named executive officers” or “NEOs.”
Our NEOs for fiscal 2019 were:

Executive	Position
Badrinarayanan Kothandaraman	President, Chief Executive Officer
Eric Branderiz	Executive Vice President and Chief Financial Officer
Jeff McNeil	Executive Vice President and Chief Operating Officer
David Ranhoff	Executive Vice President and Chief Commercial Officer

Executive Summary
Summary of Fiscal 2019 Performance

2019 Financial Performance
$624.3M
Revenue
$161.1M
Operating Income
+97%
YoY
+1486%
YoY

In 2019, we achieved the first full year of GAAP profitability in the Company’s history. Our GAAP profitability for 2019 was $161.1 million, compared to a net loss in fiscal 2018 of $11.6 million. We exited 2019 with a cash balance of $296.1 million, including restricted cash, compared to $106.2 million at December 31, 2018. Total revenue for 2019 was $624.3 million, up 97% from $316.2 million in 2018. In 2019, we shipped approximately 6.2 million microinverters, representing 1,983 megawatts DC, a 135% year-over-year increase in megawatts shipped. GAAP operating expenses for 2019 were $118.5 million compared to $92.8 million in 2018.
In 2019, we also bolstered our balance sheet by closing three financing transactions: a June 2019 issuance of $132.0 million in convertible senior notes due 2024; repaid $60.0 million of the $65.0 million in convertible senior notes due 2023; and also repaid high-interest bearing senior secured term loan of approximately $39.5 million.

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The graph depicted below shows a comparison of cumulative total stockholder returns for our common stock, the Russell 2000 and the Guggenheim Solar Index for the period from December 31, 2014 to December 31, 2019. An investment of $100 is assumed to have been made in our common stock and in each index on December 31, 2014, all dividends have been reinvested, and the relative performance of the investments are tracked through December 31, 2019. The information shown is historical and stockholder returns over the indicated period should not be considered indicative of future stockholder returns or future performance.
2019 Executive Compensation Highlights
The important features of our executive compensation program for fiscal 2018 include the following:

•
Our executive bonuses are dependent on meeting corporate objectives. Our quarterly performance-based bonus opportunities for all of our NEOs are dependent upon our achievement of quarterly corporate objectives and the individual officers’ performance in meeting their own individual objectives. In 2019, our CEO received aggregate payouts equal to 131% of his target annual payout under our bonus program, and our other NEOs received aggregate payouts ranging from 124% to 153% of their target annual payouts. These payouts were driven by outstanding achievement of our quarterly corporate objectives and each NEO’s achievement of his individual quarterly goals, as further detailed below under “2019 Executive Compensation Program - 2019 Cash Performance Bonuses.”

•
We grant equity awards subject to performance-based vesting conditions. In 2019, 60% of equity awards were granted in the form of stock price and performance-based vesting restricted stock units (“RSUs”) and 40% of equity incentive awards for our NEOs who were eligible under our 2019 PARS Program were granted in the form of time-based vesting RSUs. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our NEO compensation package.

•
A substantial portion of executive pay is tied to performance. We structure a significant portion of our NEOs’ compensation to be variable, at-risk and tied directly to our measurable performance. For 2019, 88% of the target total compensation of our Chief Executive Officer’s (“CEO”) and an average of 74% of our other NEOs’ target total compensation was linked to performance.

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The charts reflect 2019 annual base salaries, performance bonus awards and grant date fair values of equity awards, as reported in the Summary Compensation Table. The charts do not include “All Other Compensation,” as reported in the Summary Compensation Table, because such amounts were less than 1% for each NEO’s aggregate compensation for 2019.
Advisory Vote on Executive Compensation
At our 2019 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation of the NEOs, as disclosed in our 2019 proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. The Compensation Committee reviewed and considered the level of support for this “say on pay” vote (98.8% of total votes cast with respect to the advisory proposal). Given the strong vote result, the Compensation Committee determined not to make any significant changes to our executive compensation policies or decisions as a result of the vote. However, our Compensation Committee will monitor and continually evaluate our compensation program going forward considering our stockholders’ views and our evolving business needs. Our Compensation Committee expects to continue to consider the outcome of our say on pay votes and our stockholders’ views when making future compensation decisions for the NEOs. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders who voted on the preferred frequency in 2018.
Objectives, Philosophy and Elements of Executive Compensation
Our compensation program aims to achieve the following main objectives:

•	attract, retain and reward highly qualified employees, including executives;

•	provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long term;

•	align our executives’ interests with those of our stockholders; and

•	link pay to company performance.
Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, quarterly performance-based bonuses and long-term equity incentive compensation that vests based on continued service and achievement of performance and stock price goals. We also provide our NEOs with benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.

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Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Fixed compensation that is periodically reviewed and adjusted if and when appropriate; determined based on a number of factors, including each NEO’s individual performance and the overall performance of our Company, and by reference, in part, to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards through quarterly payments for attaining key corporate and individual performance goals and individual contributions that relate to our key business objectives.
Target bonus amounts, calculated as a percentage of base salary, are periodically reviewed and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. In 2018, we began awarding the annual bonus opportunity for our employees, including the NEOs, on a quarterly basis. Bonus opportunities are dependent upon (i) individual performance objectives determined by the executive and approved by the Compensation Committee or the Board for the CEO and the CEO for the other NEOs, and (ii) specific corporate performance objectives consistent with our long-term strategic plan. Actual bonus amounts earned are determined each quarter based on achievement of the corporate and individual performance objectives to incentivize our employees as the performance goals are achieved.

Long-Term Incentive (at-risk equity)
Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long term.

Equity incentives are granted as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement. Individual awards are determined based on a number of factors, including current corporate and individual performance and market data provided by our independent compensation consultant.

Beginning in 2018, the long-term equity incentive awards included: RSU awards vesting based on achievement of specified corporate goals measured over a one-year period, RSUs awards vesting based on achievement of stock price targets over a one-year period, as well as RSU vesting over two years based on continued service. The ultimate value realized varies with our common stock price.

Factors Used in Determining Executive Compensation
In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our NEOs, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short- and long-term incentives to maximize stockholder value.
We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, our Compensation Committee and Board set the compensation of our NEOs at levels they determine to be competitive and appropriate for each NEO, using the professional experience and judgment of Compensation Committee and Board members. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee and the Board believe executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, a significant portion of the NEOs’ total target compensation is comprised of performance-based quarterly bonus opportunities and long-term equity awards vesting based on time, company stock price and achievement of other performance goals, in order to align the NEOs’ incentives with the interests of our stockholders and our corporate goals. In addition, our NEOs generally are awarded an initial new hire equity grant upon commencement of employment. This new hire equity grant is based primarily on competitive conditions applicable to the NEO’s specific position.
In making NEO compensation decisions, the Compensation Committee and Board generally take into consideration the following factors:

•	Company performance and existing business needs;

•	Each NEO’s individual performance, scope of job function and the criticality of the skill set of the NEO to the Company’s future performance;

•	Internal pay equity;

•	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry where we compete for top talent;

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•	A range of market data reference points, as described above under “Use of Competitive Market Compensation Data;” and

•	Recommendations from consultants on compensation policy determinations for our NEOs.
Compensation Best Practices

•
Change in control benefits are limited to double-trigger payments which require termination other than for cause or resignation for good reason in connection with a change of control to trigger payments.

•	We do not provide our NEOs with any excise tax or other tax gross ups.

•	We generally do not provide executive fringe benefits or perquisites to our NEOs, such as car allowances, personal security, or financial planning advice.

•
We do not provide our NEOs with any special health or welfare benefits. Our NEOs participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time salaried employees.

•
In 2018, our Compensation Committee retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advised the Compensation Committee on market practices, including identifying a peer group of companies and their compensation practices, so that our Compensation Committee could regularly assess the Company’s individual and total compensation programs against these peer companies, the general marketplace and other industry data points. Our Compensation Committee continued to leverage this advice in 2019 to make its decisions.

•	We structure our executive compensation programs to try to minimize the risk of inappropriate risk-taking by our NEOs.
How We Determine Executive Compensation
Role of our Compensation Committee, Management and the Board
The Compensation Committee is appointed by the Board to assist with the Board’s oversight responsibilities with respect to the Company’s compensation policies, plans and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s NEOs, directors, and senior management, as appropriate. The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, quarterly performance bonuses and equity awards) for our NEOs on an annual basis; however, the Compensation Committee also approves performance bonus payments on a quarterly basis and decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve NEO compensation. The Compensation Committee does not maintain a formal policy regarding the timing of granting equity awards to our NEOs, but typically grants equity awards at a regularly scheduled meeting.
Our Compensation Committee works with and receives information and analysis from management, including our legal, finance, and human resources departments, and our CEO, and considers the information and analyses provided by our management team in determining the structure and amount of compensation to be paid to our employees, including our NEOs. Our legal, finance, and human resources departments work with our CEO to design and develop recommended compensation programs for our NEOs and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Compensation Committee. Our CEO evaluates and provides to the Compensation Committee with NEO performance assessments and management’s recommendations and proposals regarding NEO compensation programs and decisions affecting base salaries, performance bonuses, equity compensation and other compensation-related matters outside of the presence of any other NEOs. However, our Compensation Committee and the Board retain the final authority to make all compensation decisions. While the CEO and members of our management team discuss recommendations and compensation arrangements with the Compensation Committee, they do not participate in the deliberations concerning, or the determination of, their own compensation.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. In 2018, the Compensation Committee retained Compensia as its compensation consultant. Compensia

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conducted market research and analysis to assist the Compensation Committee in developing executive compensation levels, including appropriate salaries, target bonus amounts, equity awards, and the design of our performance-based RSU grant program for our executives, including the NEOs. Compensia also developed and recommended a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid the Compensation Committee in making executive pay decisions. The Compensation Committee assessed the independence of Compensia pursuant to SEC rules and concluded that no conflict of interest existed that would have prevented Compensia from serving as an independent consultant to the Compensation Committee. The Compensation Committee continued to rely on the established reports and group of peer companies recommended by Compensia in 2018 and did not make any changes to its overall executive compensation program for 2019.
Use of Competitive Market Data
We strive to attract and retain the most highly qualified employees and NEOs in an extremely competitive market. Accordingly, our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the competitive market for executive talent, including the current practices of comparable public companies with which we compete for such talent.
The Compensation Committee regularly reviews our peer group to determine if adjustments are necessary to ensure that the data derived from the group continues to represent current market practices. From time to time, our Compensation Committee will revise the peer group when it determines that additional or different peer companies or groups are necessary to provide appropriate information on market practices and compensation levels. For 2019, the Compensation Committee felt it was appropriate to rely upon the peer group established in the in 2018, which consisted of the following companies:

A10 Networks	Amtech Systems	BelFuse
CalAmp	Calix	Cohu
Comtech Telecommunications	DASAN Zhone Solutions	Digi International
Harmonic	Internap	LSI Industries
PAR Technology	QAD	QuinStreet
Ribbon Communications	Sunrun	Vicor
Vivint Solar
The Compensation Committee believes that the resulting peer group companies are in the same or similar industries, have similar revenues and market capitalization levels, and represent our labor market for talent for key leadership positions.
Our Compensation Committee did not “benchmark” the compensation of any of our NEOs to a specific percentile of the compensation data derived from our 2019 peer group. Rather, our Compensation Committee reviewed compensation data from the 2019 peer group companies, referred to as the market data, as reference points (generally at the 25th, 50th and 75th percentiles of the market data) in making executive compensation decisions. Our Compensation Committee’s general aim is for total executive compensation to remain competitive with the market, with individual amounts varying as appropriate based on corporate and individual executive performance, and other factors deemed to be appropriate by our Compensation Committee. In that our company continues to evolve and grow, we have not developed a specific market positioning that we consistently aim for in setting compensation levels. Instead, our Compensation Committee determines each element of compensation, and total target cash and equity compensation, for each NEO based on various facts and circumstances appropriate for us in any given year. Competitive market positioning is only one of several factors, as described above under “Factors Used in Determining Executive Compensation,” that our Compensation Committee considers in making compensation decisions, and therefore, individual NEO compensation may fall at varying levels as compared to the market data.
2019 Executive Compensation Program
Base Salary
Our Compensation Committee generally reviews our NEOs’ salaries on an annual basis. The annual base salaries for our NEOs for 2019 are set forth in the chart below. The annual base salaries of our CEO (Badrinarayanan Kothandaraman), Chief Financial Officer (Eric Branderiz) and Chief Commercial Officer (David Ranhoff) remained unchanged in 2019, because the Compensation Committee determined that their salaries negotiated in connection with assuming their current positions were sufficient for their continued service into 2019 and remained competitive based on market data. The annual base salary set forth in the chart below for our COO (Jeff McNeil) reflects the total

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salary paid in 2019. Prior to his appointment as our COO on April 25, 2019, Mr. McNeil received a merit-based increase on April 1, 2019 in his prior position of Vice President, Customer Support and Quality. The Compensation Committee determined that it was not necessary to adjust his salary again as a result of his appointment to the position of COO.

Named Executive Officer	2019 Base Salary ($)
Badrinarayanan Kothandaraman	$450,000
Eric Branderiz	400,000
Jeff McNeil	312,195
David Ranhoff	400,000
2019 Cash Performance Bonuses
On January 31, 2019, upon recommendation by our Compensation Committee, our Board approved our 2019 Bonus Program. The 2019 Bonus Program is designed to align compensation with annual goals that are measured and paid quarterly, based upon company and individual performance to better incentivize employees to strive to meet real-time goals set on a quarterly basis.
All Company employees, including NEOs, are eligible for quarterly performance bonuses under the 2019 Bonus Program, based on (i) individual and Company performance toward pre-approved goals set forth on a quarterly balanced scorecard developed by the employee and the employee’s supervisor, and (ii) the performance of our CEO toward overall corporate goals set forth on the CEO’s quarterly scorecard developed by our CEO and the Board. Since our CEO’s quarterly targets generally relate to the Company’s strategic goals, the Compensation Committee believes that the CEO’s scorecard results are a good measure of the achievement of our overall corporate objectives and performance and demonstrate the contributions of our other employees, including our NEOs, toward those achievements. The number of performance goals per quarter varies for each employee, but an employee can have as many as 45 quarterly goals included on his or her scorecard. The quarterly bonus payout for each eligible employee, including NEOs, is determined based on the employee’s eligible salary on a quarterly basis, multiplied by his or her bonus target (as a percentage of base salary), multiplied by a personal performance factor, multiplied by a Company performance factor and finally multiplied by a funding percentage determined based on quarterly profit.
The personal performance factor is measured quarterly based on individual achievement of goals listed on the scorecard and ranges from 0 to 1.2, determined by dividing the actual score on the performance goals by 100, including 20 points for achievement of stretch goals. The personal performance factor is determined based upon a review of the employee’s quarterly scorecard and performance by each employee’s direct supervisor, in consultation with the employee. The Company performance factor is based on the CEO’s achievement of overall goals specified by our CEO and approved by the Board and ranges from 0 for achievement of less than 65% of the CEO goals, 1.0 for achievement between 65% and 80% and 1.5 for achievement greater than 80%. The Company performance factor is determined by the Board, in consultation with the CEO.
Quarterly bonus payout funding may range from 0% to 150% of the figure yielded by the above formula, depending upon Company performance toward profitability targets in the applicable quarter. No quarterly bonuses are funded or payable if quarterly Company profit before taxes measured on a non-GAAP basis and not including projected bonus payments, referred to as “PBB,” falls below $500,000. The actual funding percentage is determined by linear interpolation from 0% to 150% based on the ratio of actual PBB to projected operating plan PBB, with quarterly bonuses being funded and paid at 100% if actual quarterly PBB equals projected operating plan PBB and capped at 150%. Quarterly bonuses are also not paid if the CEO quarterly scorecard results fall below 65% in the quarter, or, on an individual basis, an employee fails to achieve approved goals for the quarter or achieves a personal performance factor of 0. In determining non-GAAP quarterly profit before taxes, the Company excludes, among others, the following items: stock-based compensation expense; restructuring charges; reserves for non-recurring legal matters; acquisition-related expenses; and non-cash interest expense.
The Compensation Committee approved bonus target percentages for each NEO. Target bonus percentages for the CEO, Chief Financial Officer, and Chief Commercial Officer were unchanged from the 2018 calendar year, while the target for Mr. McNeil was set in November 2018 and remained unchanged at the time of his appointment as Chief Operating Officer in 2019. Such target bonus percentages are consistent with our philosophy that a significant portion of each executive’s total target compensation should be performance-based, and reflected the Compensation Committee’s review of internal pay equity. The respective target amounts for 2019 for our NEOs (based on actual salary paid during the applicable quarter) were set as follows:

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Named Executive Officer	Bonus Target (% of base salary)(1)
Badrinarayanan Kothandaraman	100%
Eric Branderiz	75
Jeff McNeil	75
David Ranhoff	75

(1)	Target numbers are annual, and are payable in four quarterly installments based on performance on the goals.
The Compensation Committee retains final discretion over and must approve all quarterly payments under the 2019 Bonus Program. The Compensation Committee may in its discretion award all or a portion of earned 2019 bonuses to the NEOs and other employees in the form of fully vested RSUs. The same discretion was included under the 2018 Bonus Program, and the Compensation Committee exercised its discretion to pay certain of our NEOs’ 2018 bonuses in the form of fully vested RSUs. No bonuses were paid in the form of fully vested RSUs under the 2019 Bonus Program.
Performance Goals
Each NEO’s quarterly scorecard includes milestones and performance goals measured quarterly and annually that are identified by the NEOs and reviewed, modified and approved in advance. They include a mix of short- and long-term goals that are focused on factors critical to our success. Quarterly NEO goals fall into seven broad categories: grow revenue, profit before taxes, new product introduction, operational efficiency, quality, ease of doing business, and human resources. Individual goals within each category must be “SMART” goals determined to be: specific, measurable, achievable, relevant and time-based. The CEO’s quarterly goals must be approved by the Board or the Compensation Committee, while each other NEO’s quarterly goals must be approved by the CEO. Each specific goal within the broad categories has an assigned weighting and a metric. The goals are scored quarterly and bonus payouts are determined as described above. In particular, the following is a summary of the key performance metrics out of the up to 20 to 45 quarterly goals selected for each NEO:
Mr. Kothandaraman (CEO goals)

•	Increase annual revenue by 39%

•	Close certain transactions with strategic large customers while maintaining favorable gross margins

•	Build out and implement a New Product Management System (NPMS)
Mr. Branderiz

•	Increase revenue by 39%

•	Drive customer profitability, and monthly and quarterly customer-level forecast by region and type

•	Complete restructuring of accounting organization

•	Limit operating expenses to less than 20% of revenue

•	Complete convertible note financing and related transactions
Mr. McNeil

•	Increase service revenue by 200% as compared to 2018

•	Increase gross margin beyond 35%

•	Bring up second contract manufacturing facility outside of China
Mr. Ranhoff

•	Increase revenue by 39%

•	Close certain transactions with strategic large customers while maintaining favorable gross margins

•	Build design win funnel for small commercial installs, achieving 60 megawatts
The quarterly scorecard goals for our NEOs for 2019 were set to be aggressive. The Board and NEOs believe that each NEO’s quarterly scorecard includes performance goals that could be achievable, but only with significant effort, and the actual bonus payouts reflected in the chart below illustrate the difficulty each NEO had with achieving the applicable quarterly performance goals.

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Performance Goal Achievement
At the end of each calendar quarter, our Compensation Committee reviewed individual NEO performance against each of the NEO’s scorecards. Out of a possible 120 points each quarter (which include up to 20 points for achievement of stretch goals), our NEOs achieved the following scores on their quarterly performance goals in 2019:

Named Executive Officer	Q1 Score	Q2 Score	Q3 Score	Q4 Score
Badrinarayanan Kothandaraman	110.81	90.35	88.62	83.47
Eric Branderiz	115.00	110.27	96.05	112.16
Jeff McNeil	110.34	84.57	83.55	75.79
David Ranhoff	113.65	111.71	103.88	92.60
In addition, our Compensation Committee reviewed our performance against the predetermined CEO objectives and relative weightings and determined that we had achieved our CEO objectives at a 110.81% overall level for the first quarter, 90.36% overall level for the second quarter, 88.62% overall level for the third quarter and 83.48% overall level for the fourth quarter. The Compensation Committee also reviewed projected and actual PBB for each calendar quarter during 2019 and determined the applicable funding percentages as follows:

2019 Calendar Quarter	Projected PBB	Actual PBB	Funding Percentage
	(In millions, except for percentages)
Q1	$9.4	$11.0	117%
Q2	11.4	25.9	150
Q3	14.3	41.9	150
Q4	18.3	56.1	150
Based on our overall CEO corporate objective achievement, each NEO’s individual performance and achievement of the applicable quarterly revenue amounts, the Compensation Committee awarded each of our NEOs the quarterly bonuses during 2019 shown in the chart below:

Named Executive Officer	2019 Target Annual Bonus	Q1 Actual Bonus	Q2 Actual Bonus	Q3 Actual Bonus	Q4 Actual Bonus	Aggregate 2019 Bonus	Aggregate Bonus as % of Target
Badrinarayanan Kothandaraman	$450,000	$145,853	$152,465	$149,546	$140,855	$588,719	131%
Eric Branderiz	300,000	100,912	124,053	108,056	126,180	459,201	153
Jeff McNeil	234,146	72,617	75,223	74,316	67,413	289,569	124
David Ranhoff	300,000	99,727	125,673	116,865	104,175	446,440	149
Long-Term Equity-Based Incentive Compensation
We award equity in the form of time- and performance-based RSUs under our Performance Accelerated Restricted Stock Program for 2019, or our 2019 PARS Program. The Compensation Committee implemented our 2019 PARS Program to reward our top talent for Company performance and incentivize them to remain with the Company. Our 2019 PARS Program is designed to encourage our executive staff and other selected top talent, including our NEOs, to focus on initiatives that promote the achievement of specified stock price targets and our long-term goals. The time-based vesting RSUs granted under our 2019 PARS Program vest in two equal installments on the first and second anniversaries of the grant date. The remaining RSUs granted under our 2019 PARS Program were generally eligible to vest on the first anniversary of the grant date based on either (i) the performance of our stock price or (ii) the achievement of CEO performance goals, in either case subject to continued service through the vesting date. If the stock price and CEO performance goals were not met, then the performance-based RSUs would not have vested and would have been forfeited. In addition, achievement of stock price and CEO performance goals would not have accelerated the vesting of the RSUs subject to time-based vesting.

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The Compensation Committee decided to generally allocate 40% of the target value of each award to participants in the 2019 PARS Program in the form of time-based RSUs subject to a two-year vesting schedule, 30% of the target value of each award in the form of performance-based RSUs that vest based on specified increases in our stock price and 30% of the target value in the form of performance-based RSUs that vest based on achievement of the CEO performance goals. Actual achievement and vesting pursuant to the 2019 PARs Program is reflected in the table below:

2019 PARS Program	Vesting in 2020		Vesting in 2021
	Target % of Grant	Actual % of Grant	Target % of Grant	Actual % of Grant
Service for 2019 and 2020	20%	20%	20%	20%
CEO Goals for 2019	30	30	—	N/A
Stock Price Performance	30	60	—	N/A
Total	80%	110%	20%	20%
The Compensation Committee determined an aggregate target award size for the equity incentive award for each NEO in 2019 based on our internal equity budget for grants for 2019, internal pay equity and the recommendations of our CEO. The Compensation Committee determined that this mix of time-based and performance-based RSUs for 2019 was appropriate to promote our retention, motivation and stockholder alignment goals. Mr. Ranhoff did not receive either a time-based RSU award or a performance-based RSU award in 2019 due to the grant of RSUs subject to time-based vesting that he received upon commencement of his service in December 2017.
Time-Based RSUs Granted in 2019. As described above, in March 2019, the Compensation Committee approved the grant of the following RSUs to the NEOs, eligible to vest based on continued service over two years, with 50% vesting on each of March 26, 2020 and March 26, 2021 as follows:

Named Executive Officer	Date of Grant	Number of Shares Underlying Time-based Vesting RSUs
Badrinarayanan Kothandaraman	3/27/2019	120,000
Eric Branderiz	3/27/2019	40,000
Jeff McNeil	3/27/2019	34,000
David Ranhoff(1)

(1)	Mr. Ranhoff did not receive any 2019 time-based RSU grants, as he received a time-based grant when joining the Company in December 2017.
Performance-Based RSUs Granted in 2019. In addition, as described above, in March 2019, the Compensation Committee approved performance-based RSU awards for our NEOs. The actual number of RSUs granted may vest up to 175% of the target amounts. If actual vesting were to exceed 100% of the granted amounts, it was anticipated that the Compensation Committee would consider granting additional RSUs to hit the achieved amounts.
The following table includes the target and maximum number of shares underlying the performance-based RSUs granted to our NEOs in 2019, as well as the number of shares actually received by our NEOs under the performance-based RSU awards based on achievement of the 2019 goals specified below:

Named Executive Officer	Date of Grant	Number of Shares Underlying Performance-based Vesting RSUs (Initially granted at target)	Number of Shares Underlying Performance-based Vesting RSUs (at Maximum)	Number of Shares Underlying Performance-based Vesting RSUs (Paid)(2)
Badrinarayanan Kothandaraman	3/27/2019	180,000	315,000	270,000
Eric Branderiz	3/27/2019	60,000	105,000	90,000
Jeff McNeil	3/27/2019	51,000	89,250	76,500
David Ranhoff(1)

(1)	Mr. Ranhoff did not receive any 2019 performance-based RSU grants, as he received a time-based RSU grant when joining the Company in December 2017.

(2)	Represents number of underlying performance-based vesting RSUs actually received based on achievement of the goals

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as described below. Shares in addition to the number of shares initially granted at target were granted by the Compensation Committee on January 31, 2020.
One-half of the performance-based RSUs were eligible to vest on March 26, 2020, subject to continued service through such date, based on our stock price, measured as the 15-day trailing volume weighted average per share of our common stock as of December 31, 2019 (“ESV15”), with a target price set at $5.22 per share in accordance with the following:

•	0% vest if ESV15 is less than $5.22 per share;

•	0% to 200% of target vest, calculated linearly, when ESV15 is between $5.22 and $12.78 per share; and

•	200% vest if ESV15 is greater than $12.78 per share.
The second half of the performance-based RSUs were eligible to vest on March 29, 2020, based upon achievement of 2019 annual CEO goals, measured for the year ended December 31, 2019, subject to continued service through March 29, 2020.

•	0% vest if the goals are achieved at less than 65%, including stretch goals;

•	50% vest if the goals are achieved at greater than or equal to 65% but less than 80% of total, including stretch goals;

•	100% vest if the goals are achieved at greater than or equal to 80% but less than 100% of total, including stretch goals; and

•	150% vest if the goals are achieved at 100% or greater of total, including stretch goals.
Annual CEO goals fell into seven broad categories: grow revenue, profit before taxes, new product introduction, operational efficiency, quality, ease of doing business, and human resources. Individual annual CEO goals within each category were “SMART” goals determined to be: specific, measurable, achievable, relevant and time-based. Specific goals were tied to revenue attainment, gross margin percentage, operating expense limits, new product introductions, product quality measurements, customer satisfaction (Net Promoter Scores, NPS), cash flow, employee engagement (eNPS) and systems implementation.

Category	PTS (in percentage)
GROW REVENUE	25
PROFIT BEFORE TAXES 15%	23
NEW PRODUCTS	18
OPERATIONS	15
QUALITY	12
EASE OF DOING BUS	17
HR	10
TOTAL + SG	120
The CEO’s annual goals were approved by the Board and included stretch goals and vesting of up to 150% of target to reward achievement. Each specific goal within the broad categories was assigned a weighting and a metric. The CEO’s annual goals were scored once the Company’s 2019 financial results were reported.
The Compensation Committee and Board believe the target stock price and CEO goals for the performance-based RSU grants under the 2019 PARS Program were challenging and difficult to achieve, but attainable with significant skill and effort on the part of our NEOs. The target stock price goal is consistent with our long-range plan to increase stockholder value. The CEO goals serve to provide incentives to each of our NEOs to assist the CEO in meeting goals that are deemed critical to the ongoing success of the Company.
Payout of 2019 Performance-Based RSUs
On January 31, 2020, the Compensation Committee approved the vesting and settlement of the performance-based RSUs at 200% of the target amount for the RSUs that vest based on a stock price because our ESV15 as of December 31, 2019 was $ $25.51.
The Compensation Committee also approved vesting and settlement of the performance-based RSUs based on achievement of CEO goals at 100% of the target amount for each NEO based on the CEO’s performance of 83.48% on the annual performance goals, which was based on significantly exceeding the CEO goals for revenue and gross margin, completing design wins for small commercial installations and implementing our new product management system.

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Accordingly, each NEO’s performance-based RSUs were paid out as follow:

Named Executive Officer	Number of Shares Paid out for ESV15 Performance (at 200% of target)(2)	Number of Shares Paid out for CEO Goals Performance (at target)	Total Number of Shares Actually Paid out for 2019 Performance
Badrinarayanan Kothandaraman	180,000	90,000	270,000
Eric Branderiz	60,000	30,000	90,000
Jeff McNeil	51,000	25,500	76,500
David Ranhoff(1)	—	—	—

(1)	Mr. Ranhoff did not receive any 2019 performance-based RSU grants, as he received a time-based RSU grant when joining the Company in December 2017.

(2)
Represents number of underlying performance-based vesting RSUs actually received based on achievement of the goals as described below. Shares in addition to the number of shares initially granted at target were granted by the Compensation Committee on January 31, 2020.

Other Features of Our Executive Compensation Program
Employment Offer Letters and Severance and Change in Control Benefits
We have entered into offer letter agreements with each of our NEOs upon their initial commencement of employment with us. Each of our NEOs is employed at will and may be terminated at any time for any reason.
Each of our NEOs are participants in our Severance and Change in Control Benefits Plan, under which our NEOs are eligible to receive severance payments and benefits upon a termination of employment without “cause” or the resignation by a participant for “good reason” or upon such a termination in connection a change in control transaction. The adoption of the Severance and Change in Control Benefit Plan reflects our desire to have a consistent set of benefits across the executive team. Our Compensation Committee considers these severance benefits critical to attracting and retaining high-caliber executives. Additionally, our Compensation Committee believes that additional change-in-control severance benefits minimize the distractions to an executive in connection with a corporate transaction and reduce the risk that an NEO departs our company before a transaction is completed. We believe that the Severance and Change in Control Benefit Plan allows our NEOs to focus on continuing normal business operations and, in the case of change-in-control benefits, on the success of a potential business combination, rather than worry about how business decisions that may be in our best interest will impact their own financial security. Our Compensation Committee periodically reviews the severance and change in control payments and benefits that we provide, including by reference to market data, to ensure they remain appropriately structured and at reasonable levels.
A more detailed description of the employment offer letters, the Severance and Change in Control Benefit Plan and each of our NEO’s payment and benefit levels thereunder and other severance and change in control payments and benefits is provided below under the section titled “Employment Contracts and Termination of Employment and Change of Control Arrangements.”
401(k) Plan, ESPP, Welfare and Health Benefits
We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our NEOs, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”). In 2019, we used a discretionary matching formula for all participants in the 401(k) plan, including our NEOs, under which we matched $0.25 for each dollar contributed by a participant up to the lesser of (i) 6% of the participant’s annual compensation, as defined in the 401(k) plan, or (ii) $1,500. Such Company matching contributions are subject to a six-year vesting schedule, with vesting beginning on the participant’s start date. The 401(k) plan is intended to be qualified

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under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.
We also offer our employees, including our NEOs, the opportunity to purchase shares of our common stock at a discount under our employee stock purchase plan, or ESPP. Under the ESPP, all eligible employees, including the NEOs, may allocate up to 15% of total compensation for that year to purchase our stock at a 15% discount to the market price, subject to specified limits.
In addition, we provide other benefits to our NEOs, on the same basis as to all of our full-time employees. These benefits include medical, dental and vision insurance plans, medical and dependent care flexible spending accounts, group life, short-term and long-term disability and accidental death and dismemberment insurance plans.
Perquisites and Other Personal Benefits
Historically, we have not provided perquisites or other personal benefits to our NEOs. However, in the future we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of their duties, to make our executives more efficient and effective, and to recruit, motivate, or retain executives. All future practices with respect to perquisites or other personal benefits for executives will be approved and subject to periodic review by our Compensation Committee.
Tax and Accounting Implications
Accounting for Stock-Based Compensation
Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Deductibility of Executive Compensation
Section 162(m) of the Code has historically limited companies to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year, subject to certain exceptions, including an exception for certain “performance-based compensation,” as defined in the Code and accompanying regulations. Pursuant to the Tax Cuts and Jobs Act, the “performance-based compensation” exception under Section 162(m) of the Code was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date. Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) of the Code pursuant to the transition relief. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code, as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will be eligible for such transition relief and be deductible by the Company in the future. In determining the form and amount of compensation for our NEOs, the Compensation Committee may continue to consider all elements of the cost of such compensation. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m) of the Code. The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) of the Code if it determines that such modifications are consistent with the our business needs.
Other Compensation Policies and Practices
Clawback Policy
Under the provisions of section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the CEO and CFO may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive. Currently our clawback policy applies to all employees and provides it is appropriate to recover any incentive-based compensation that was paid based on erroneous financial information reported under securities laws. Specifically, we may recoup any incentive compensation from any employee if: (i) he or she engages in intentional misconduct pertaining to any financial reporting policy; (ii) there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the employee; or (iii) he or she engages in any fraud, theft, misappropriation, embezzlement

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or dishonesty. Any recoupment will be made irrespective of whether the employee’s conduct contributed to the need for the restatement and/or revision. If triggered, to the fullest extent permitted by law we may require the employee to reimburse the Company for all or a portion of any incentive compensation received within the last 12 months from the date that the erroneous financial information was reported. The employee may also be required to remit to the Company any profits realized from the sale of the Company’s common stock within the last 12 months from the date the erroneous financial data was reported. The clawback will be calculated as the excess amount paid on the basis of the erroneous results.
In all circumstances the Committee will have the ability to exercise discretion with respect to all reimbursements under the clawback policy. Additionally, it is the intent of the policy to comply with the clawback requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The policy may be modified to the degree that it does not comply with the final requirements issued by the Securities Exchange Commission.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits our NEOs and directors from engaging in short sales, transactions in put or call options, hedging transactions, pledges, or other inherently speculative transactions relating to our common stock. In addition, our directors, NEOs and any person required to comply with the blackout periods and pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans, and may not hold Company securities in margin accounts.
Analysis of Risks Presented by Our Compensation Policies and Programs
The Compensation Committee has reviewed our compensation policies and practices, in consultation with outside counsel, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, terms and practices, including the mix of fixed and variable, short- and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; rather, it believes the mix of short-term compensation (in the form of salary and quarterly bonuses, if any, which are based on a variety of performance factors) and long-term compensation (in the form of stock options or RSU grants) prevents undue focus on short-term results and helps align the interests of our NEOs with the interests of our stockholders. In addition, our insider trading policy and prohibition against hedging and pledging of our stock protects against short-term decision making by our NEOs, directors and others identified as covered insiders under our insider trading policy. The Compensation Committee intends to conduct an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee of the Board recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Thurman John Rodgers, Chair
Richard Mora

(1)
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Summary Compensation Table
The following table provides information for the years presented regarding the compensation of our principal executive officer, our principal financial officer and the two other individuals who served as executive officers in 2019. We refer to these persons as our “NEOs”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Badrinarayanan Kothandaraman President and CEO	2019	$450,000	$—	$2,844,403	$—	$588,719	$3,730	$3,886,852
	2018	450,000	—	2,056,500	—	211,168	4,056	2,721,724
	2017	287,596	—	—	1,662,100	—	4,415	1,954,111

Eric Branderiz EVP and CFO(5)	2019	400,000	—	962,530	—	459,201	5,391	1,827,122
	2018	232,051	—	2,315,999	—	148,088	3,446	2,699,584

Jeff McNeil EVP and COO(6)	2019	312,195	—	818,510	—	289,569	5,808	1,426,082

David Ranhoff EVP and CCO	2019	400,000	—	31,751	—	446,440	7,213	885,404
	2018	400,000	—	—	—	172,468	4,836	577,304
	2017	33,333	—	2,900,000	—	—	509	2,933,842

(1)
The dollar amounts in this column represent the aggregate grant date fair value of stock awards granted for the years indicated calculated in accordance with FASB ASC Topic 718, disregarding the estimate for forfeitures. For a discussion of the valuation methodology used, see Note 14, “Stock-Based Compensation” of the notes to consolidated financial statements included in Item 8 of our Annual Report on Form 10‑K for the year ended December 31, 2019, as filed with the SEC on February 21, 2020. Assuming that maximum performance is achieved under our 2019 PARS Program, the value of the performance-based awards to our NEOs at the date of grant would have been as follows: Mr. Kothandaraman - $2,151,000; Mr. Branderiz - $717,000; and Mr. McNeil - $609,450. The actual grant date fair value of these awards are set forth below under “2019 Grants of Plan Based Awards.”. These amounts do not necessarily correspond to the actual value that may be realized from the option awards by the NEOs.

(2)
The dollar amounts in this column represent the aggregate grant date fair value of the stock options granted for the years indicated calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option valuation model and without taking into account any estimated forfeitures. For a discussion of the valuation methodology used, see Note 14, “Stock-Based Compensation” of the notes to consolidated financial statements included in Item 8 of our Annual Report on Form 10‑K for the year ended December 31, 2019, as filed with the SEC on February 21, 2020.

(3)
Our NEOs received fully vested RSUs awards in lieu of Q4 cash bonuses under the 2018 Bonus Program, which RSUs were granted in 2019. Pursuant to SEC rules, the amount of the actual bonuses awarded is reported in the above Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column for 2018, and also the value of RSUs is included in 2019 under the column “Stock Awards” For further discussion, see the sub-section entitled “Compensation Discussion and Analysis - 2019 Cash Performance Bonuses.”.

(4)
The amounts in this column for 2019, consists of $3,040 cell phone allowance and $1,500 in matching 401(k) contributions. Mr. Kothandaraman did not participate in the 401(K) plan. Group term life insurance paid was follows: Mr. Kothandaraman - $690; Mr. Branderiz - $851; Mr. McNeil - $1,268 and Mr. Ranhoff - $2,673.

(5)	Mr. Branderiz was appointed as our Vice President and Chief Financial Officer on June 4, 2018 (now Executive Vice President and Chief Financial Officer).

(6)
McNeil was appointed as our Chief Operating Officer on April 25, 2019 (now Executive Vice President and Chief Operating Officer). Prior to his appointment as our COO, he received a merit increase on April 1, 2019. His current annualized salary is $316,260. Mr. McNeil’s salary disclosed in table above is the total amount earned in 2019 which comprises of the pro-rated salary for the related period.

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Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2019 to the NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards(1)(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
Named Executive Officer	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Badrinarayanan Kothandaraman	3/27/2019					120,000		1,056,000
	3/27/2019			180,000	315,000			1,755,000
	3/29/2019					3,619	(4)	33,403
		450,000	810,000
Eric Branderiz	3/27/2019			60,000	105,000			585,000
	3/27/2019					40,000		352,000
	3/29/2019					2,766	(4)	25,530
		300,000	540,000
Jeff McNeil	3/27/2019					34,000		299,200
	3/27/2019			51,000	89,250			497,250
	3/29/2019					2,390	(4)	22,060
		237,195	426,951
David Ranhoff		300,000	540,000
	3/29/2019					3,440	(4)	31,751

(1)
This column sets forth the target and maximum amount of each Named Executive Officer’s annual performance-based bonus for the fiscal year ended December 31, 2019 under our quarterly cash performance-based bonus plan. Accordingly, the amounts set forth in this column do not represent actual compensation earned by our Named Executive Officers for the fiscal year ended December 31, 2019. For the actual compensation paid to our Named Executive Officers for the fiscal year ended December 31, 2019, see the sub-section entitled “Summary Compensation Table.” For further discussion, see the sub-section entitled “Compensation Discussion and Analysis - 2019 Quarterly Cash Performance Bonuses.”

(2)
Assuming that maximum performance is achieved under our 2019 PARS Program, the value of the performance-based awards to our NEOs at the date of grant would have been as follows: Mr. Kothandaraman - $2,151,000; Mr. Branderiz - $717,000; and Mr. McNeil - $609,450. The actual grant date fair value of these awards is set forth in the above under “2019 Grants of Plan Based Awards.” This column sets forth the target and maximum amount of each Named Executive Officer’s annual performance-based bonus for the fiscal year ended December 31, 2019 under our quarterly cash performance-based bonus plan. Accordingly, the amounts set forth in this column do not represent actual compensation earned by our Named Executive Officers for the fiscal year ended December 31, 2019. For the actual compensation paid to our Named Executive Officers for the fiscal year ended December 31, 2019, see the sub-section entitled “Summary Compensation Table.” For further discussion, see the sub-section entitled “Compensation Discussion and Analysis - 2019 Cash Performance Bonuses.”

(3)
Amounts represent the grant date fair value of each stock award granted in 2019 calculated in accordance with FASB ASC Topic 718. Refer to Note 14 of the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019 regarding assumptions underlying the valuation of stock awards and the calculation method. For additional detail on the grant date fair value of the PSUs, see Summary Compensation Table - footnote (1) above.

(4)
Our NEOs received fully vested RSUs awards in lieu of Q4 cash bonuses under the 2018 Bonus Program, which RSUs were granted in 2019. No bonuses were paid in the form of fully vested RSUs under the 2019 Bonus Program.

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Outstanding Equity Awards at December 31, 2019.
The following table presents the outstanding equity awards held by each of our NEOs as of December 31, 2019.

	OPTION AWARDS						STOCK AWARDS
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable(1) (#)		Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested(2) (#)		Market Value of Shares of Stock That Have Not Vested(2) ($)
Badrinarayanan Kothandaraman	373,996	(3)	333,334	(3)	1.31	4/15/24	120,000	(6)	3,135,600
	562,500	(4)	437,500	(4)	1.29	9/12/24	90,000	(5)	2,351,700
							90,000	(7)	2,351,700
							90,000	(7)	2,351,700
Eric Branderiz							187,500	(8)	4,899,375
							40,000	(6)	1,045,200
							30,000	(7)	783,900
							30,000	(7)	783,900
Jeff McNeil							187,500	(9)	4,899,375
							34,000	(6)	888,420
							25,500	(7)	666,315
							25,500	(7)	666,315
David Ranhoff							500,000	(10)	13,065,000

(1)
Vesting of each stock option and stock award is contingent upon the NEOs continued service, except as may be accelerated on certain events described below under “Employment Contracts and Termination of Employment and Change of Control Arrangements.”

(2)
The dollar amounts in this column represent the market value of the shares underlying the RSUs as of December 31, 2019, based on the closing price of our common stock, as reported on the Nasdaq Global Market, of $26.13.

(3)	The remaining shares subject to this option award vest in equal monthly installments through April 10, 2021.

(4)	The remaining shares subject to this option award vest in equal monthly installments through September 3, 2021.

(5)	The shares subject to the RSU vest over a two-year period commencing on March 30, 2018, with 1/2 of the RSU shares vesting on March 29, 2019 and March 29, 2020.

(6)	The shares subject to the RSU vest over a two-year period commencing on March 26, 2019, with 1/2 of the RSU shares vesting on March 26, 2020 and March 26, 2021.

(7)	The shares subject to the PSU vest upon achievement of the 2019 performance goals and vests on March 26, 2019.

(8)
The shares subject to the RSU vest over a four-year period commencing on June 4, 2018, with 1/4th of the RSU shares vesting on June 15, 2019; thereafter, 1/8th of the RSU shares shall vest semi-annually.

(9)
The shares subject to the RSU vest over a four-year period commencing on January 1, 2018, with 1/4th of the RSU shares vesting on January 2, 2019; thereafter, 1/8th of the RSU shares shall vest semi-annually.

(10)
The shares subject to the RSU vest over a four-year period commencing on December 1, 2017, with 1/4th of the RSU shares vesting on December 4, 2018; thereafter, 1/8th of the RSU shares shall vest semi-annually.

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Option Exercises and Stock Vested During 2019
The following table shows for the fiscal year ended December 31, 2019 certain information regarding option exercises and stock awards accrued on vesting during the last fiscal year with respect to the NEOs:

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)		(e)
Badrinarayanan Kothandaraman	152,670	$3,932,779	77,555		$749,956
	140,000	3,606,400	58,696		567,590
	—	—	34,033		329,099
	—	—	2,367	(4)	21,847
Eric Branderiz	—	—	55,000		536,685
	—	—	37,814		655,316
	—	—	25,000		241,750
	—	—	18,131		446,385
	—	—	1,394	(4)	12,866
Jeff McNeil	—	—	75,000		573,750
	—	—	20,932		623,355
	—	—	2,390	(4)	22,059
David Ranhoff	—	—	125,000		1,822,500
	—	—	62,400		1,205,568
	—	—	3,440	(4)	31,751

(1)
The amount shown for value realized on exercise of stock options equals (i) the number of shares of our common stock to which the exercise of the stock option related, multiplied by (ii) the difference between the per-share market price of the shares on the date of exercise and the per-share exercise price of the option. If the stock acquired upon exercise was sold on the day of exercise, the market price was determined as the actual sales price of the stock. If the stock acquired upon exercise was not sold on the day of exercise, the market price was determined as the closing price of the stock on the Nasdaq Stock Market on the exercise date.

(2)	Represents the vesting of RSUs.

(3)
The value realized is based on the closing price of our common stock on the vesting date as reported on the Nasdaq Stock Market multiplied by the number of restricted stock or RSUs vested, less the par value of the stock issued.

(4)	Represents the number of fully vested RSUs in lieu of cash bonuses under the 2018 Bonus Program.

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EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS
Badrinarayanan Kothandaraman
Mr. Kothandaraman has served as our President and Chief Executive Officer since September 3, 2017, pursuant to an employment offer letter, on an at-will basis. In 2019, Mr. Kothandaraman’s annual base salary was $450,000 per year, with a target bonus opportunity of 100% of his base salary. Mr. Kothandaraman also received an additional stock option grant of 1,000,000 shares of our common stock, in connection with his promotion to CEO in September 2017. In addition, Mr. Kothandaraman was eligible to participate in the 2019 PARS program. Mr. Kothandaraman is designated as a Tier I participant in the Severance Plan described below.
Eric Branderiz
On June 4, 2018, we appointed Mr. Branderiz to serve as our Chief Financial Officer, on an at-will basis. Mr. Branderiz’s annual base salary is $400,000 per year, with a target bonus opportunity of 75% of his base salary. In addition, Mr. Branderiz received an initial grant of 300,000 RSUs, that will vest over 4 years from his appointment based on his continued service with the Company. In addition, Mr. Branderiz was eligible to participate in the 2019 PARS program. Mr. Branderiz was designated as a Tier I participant in the Severance Plan described below.
Jeff McNeil
Effective April 25, 2019, we appointed Mr. McNeil to serve as our Chief Operating Officer. Prior to his appointment as our Chief Operating Officer, Mr. McNeil received a merit increase on April 1, 2019 in his prior position of Vice President, Customer Support and Quality with an annualized base salary of $316,260, with a bonus target of 75% of base salary. The Compensation Committee did not adjust his salary as a result of his appointment to the position of COO.
In addition, we designated Mr. McNeil as a Tier III participant in the Severance Plan described below.
David Ranhoff
Effective December 1, 2017, we appointed Mr. Ranhoff to serve as our Chief Commercial Officer, pursuant to an employment offer letter, on an at-will basis, at an annual base salary of $400,000, with a bonus target of 75% of base salary. Mr. Ranhoff also received a grant of 1,000,000 RSUs in connection with his appointment as Chief Commercial Officer. In addition, we designated Mr. Ranhoff as a Tier I participant in the Severance Plan described below.
Severance and Change in Control Benefit Plan
On March 2013, the Compensation Committee approved the Severance and Change in Control Benefit Plan (“Severance Plan”) for executive officers and other key employees, including the NEOs. Upon acceptance by a participant, the Severance Plan superseded and replaced certain existing severance agreements. The Compensation Committee has the authority to designate the participants in the Severance Plan and the level of benefits each such participant will be eligible to receive upon a qualifying termination of employment.
 Under the Severance Plan, upon a termination of a participant’s employment by the Company without “cause” or the resignation by a participant for “good reason” (each, an “Involuntary Termination”), or upon an Involuntary Termination in connection with, or within 12 months following, a “change in control” (a “Change in Control Termination”), participants in the Severance Plan generally will be entitled to receive the following severance benefits:

•
a lump sum cash payment equal to the sum of (a) either 6, 9 or 12 months of the participant’s monthly base salary, and (b) a pro-rata portion of the participant’s target annual bonus calculated at 100% of target levels for the year of termination (the “Pro-rata Target Bonus”);

•	Company-paid COBRA premiums for continued health insurance for up to 6, 9 or 12 months;

•	in certain cases, accelerated vesting of all or a portion of the participant’s then-outstanding equity awards; and

•
an extended period of time to exercise any outstanding vested stock options (and other vested equity awards which carry a right to exercise) held by such participants as of the date of termination, which extended exercisability period will end upon the earlier of (a) one year following the date of termination and (b) the date on which the original term of such equity awards would otherwise expire.

Receipt of the above benefits is subject to the participant’s execution and non-revocation of a release of claims against Enphase and continued compliance with certain restrictive covenants.

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The amount of cash severance, the duration of the COBRA payment period, and the percentage of accelerated vesting of equity awards, if any, varies based on the participant’s designation as a Tier I Participant, Tier II Participant or Tier III Participant and whether the termination is an Involuntary Termination or a Change in Control Termination, as set forth in the table below.

Named Executive Officer	Cash Severance(1)		COBRA Premiums		Accelerated Vesting of Equity Awards(2)
	Involuntary Termination	Change in Control Termination	Involuntary Termination	Change in Control Termination	Involuntary Termination	Change in Control Termination
Badrinarayanan Kothandaraman	12 months	12 months	12 months	12 months	25%	100%
Eric Branderiz	12 months	12 months	12 months	12 months	25%	100%
Jeff McNeil	6 months	9 months	6 months	9 months	—%	100%
David Ranhoff	12 months	12 months	12 months	12 months	25%	100%

(1)	Participants are also entitled to receive the Pro-rata Target Bonus.

(2)	Participants also will have an extended period of time to exercise outstanding equity awards, as described in the fourth bullet above.
In addition, unless otherwise provided in an agreement between a participant and us, if any payments or benefits that a participant would receive in connection with a change in control of us would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and such payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will either be (1) provided to the participant in full or (2) reduced to such lesser amount that would result in no portion of such payments being subject to the excise tax, whichever amount after taking into account all taxes, including the excise tax, would result in the participant’s receipt, on an after-tax basis, of the greatest amount of such payments.
 For purposes of the Severance Plan, the following definitions apply:
“Cause,” as determined by the Board acting in good faith and based on information then known to it, means the participant’s: (i) refusal or failure to perform the participant’s material, lawful and appropriate duties; (ii) material violation of Company policy or any written agreement between the Company and the participant; (iii) repeated unexplained or unjustified absence from the Company; (iv) intentional or negligent misconduct; (v) conviction of, or the entering of a plea of nolo contendere with respect to, any felony or a crime involving moral turpitude; (vi) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the participant owes an obligation of non-disclosure as a result of the participant’s relationship with the Company; (vii) commitment of any act of fraud, embezzlement, misappropriation, dishonesty or breach of fiduciary duty against the Company that causes, or is likely to cause, material harm to the Company or its subsidiaries or is intended to result in substantial personal enrichment; or (viii) failure to cooperate with the Company in any investigation or formal proceeding, including any government investigation
“Change in Control” means the occurrence of any of the following events:

•
any sale or exchange of the capital stock by the shareholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or

•
any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or

•	the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or

•
any “person” or “group” (as defined in the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 50% of the voting power of the Company then outstanding.

The term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
“Good Reason” means, without the participant’s written consent: (i) a material reduction or material adverse change in job duties, responsibilities or authority inconsistent with the participant’s position with the Company; provided,

Enphase Energy, Inc. | 2020 Proxy Statement | 48

however, that any such reduction or change after a Change in Control (or similar corporate transaction that does not constitute a Change in Control) shall not constitute Good Reason by virtue of the fact that the participant is performing similar duties and responsibilities in a larger organization; (ii) a material reduction of the participant’s then current base salary, representing a reduction of more than 10% of the participant’s then current base salary; provided, that an across-the-board reduction in the salary level of all executive officers of the Company by the same percentage amount as part of a general salary level reduction shall not constitute such a material salary reduction; (iii) a material reduction of the participant’s target bonus opportunity; provided, that an across-the-board reduction in the target bonus opportunities of all executive officers of the Company shall not constitute such a material reduction in target bonus opportunity; (iv) the relocation of the principal place for performance of the participant’s duties to the Company to a location more than 50 miles from the Company’s then current location, which relocation is adverse to the participant, except for required travel on the Company’s business; (v) any material breach by the Company of the Severance Plan or any other written agreement between the Company and the participant; or (vi) the failure by any successor to the Company to assume the Severance Plan and any obligations under the Severance Plan; provided, that the participant gives written notice to the Company of the event forming the basis of the termination for Good Reason within 60 days after the date on which the Company gives written notice to the participant of the Company’s affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, the Company fails to cure such basis for the Good Reason resignation within 30 days after receipt of the participant’s written notice and the participant terminates his or her employment within 30 days following the expiration of the cure period.
Calculation of Potential Payments upon Termination or Change in Control
The following table presents our estimate of the benefits payable to the named executive officers under the agreements and plans described above in connection with certain terminations of their employment with us and/or a change in control. In calculating the amount of any potential payments to the NEOs, we have assumed the following:

•	The applicable triggering event (i.e., qualifying termination of employment and/or change in control) occurred on December 31, 2019.

•	The price per share of our common stock is equal to the Nasdaq Stock Market closing price per share on December 31, 2019 ($26.13), the last trading day in fiscal 2019.

•
Our company does not survive the change in control, and all outstanding incentive awards (and corresponding outstanding dividend equivalents for RSUs and PSUs) are cashed out and terminated in the transaction.

•
Not included in the table below are payments each NEO earned or accrued prior to termination, such as previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above.

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Named Executive Officer	Compensation Element	Change in Control-With Termination Without Cause or For Good Reason ($)(1)	Involuntary Termination Without Cause or for Good Reason No Change in Control ($)(2)
Badrinarayanan Kothandaraman	Cash Severance	$900,000	$900,000
	Option Acceleration(3)	19,140,850	4,785,212
	Restricted Stock Unit Acceleration(4)	5,487,300	1,371,825
	Performance Stock Unit Acceleration(5)	4,703,400	1,175,850
	Continuation of Benefits(6)	31,008	31,008
Eric Branderiz	Cash Severance	700,000	700,000
	Restricted Stock Unit Acceleration(4)	5,944,575	1,486,144
	Performance Stock Unit Acceleration(5)	1,567,800	391,950
	Continuation of Benefits(6)	31,008	31,008
Jeff McNeil	Cash Severance	359,518	239,679
	Restricted Stock Unit Acceleration(4)	5,787,795	—
	Performance Stock Unit Acceleration(5)	1,332,630	—
	Continuation of Benefits(6)	23,256	15,504
David Ranhoff	Cash Severance	700,000	700,000
	Restricted Stock Unit Acceleration(4)	13,065,000	3,266,250
	Continuation of Benefits(6)	31,008	31,008

(1)
The amounts shown represent the estimated value of the severance benefits payable under the Severance Plan (and the estimated value of equity acceleration under our stock incentive plans for awards not covered under the Severance Plan) in the event of a qualifying termination of employment in connection with a change in control, as such benefits are described more fully above.

(2)
The amounts shown represent the estimated value of the severance benefits payable under the Severance Plan in the event of a termination of employment by us without cause or for Good Reason, as such benefits are described more fully above.

(3)
The amounts shown represent the portion of the option award that would have accelerated in connection with the termination or change in control event and are based on the intrinsic value of that portion of the option as of December 31, 2019. These intrinsic values were calculated by multiplying (i) the difference between the Nasdaq Stock Market closing price of a share of our common stock on December 31, 2019 ($26.13), the last trading day in fiscal 2019, and the applicable exercise price by (ii) the number of shares subject to stock options vesting on an accelerated basis on December 31, 2019. Also not included in the table above is any potential value attributable to the extension of a stock option term in connection with certain terminations of employment.

(4)
The amounts shown represent the portion of the RSU award that would have accelerated in connection with the termination event and are based on the intrinsic value of that portion as of December 31, 2019. These intrinsic values were calculated by multiplying (i) the Nasdaq Stock Market closing price of a share of our common stock on December 31, 2019 ($26.13), the last trading day in fiscal 2019, by (ii) the number of stock units that would have vested on an accelerated basis on December 31, 2019.

(5)
The amounts shown represent the target number of PSUs that would have accelerated in connection with the termination event and are based on the intrinsic value of those units as of December 31, 2019. These intrinsic values were calculated by multiplying (i) the Nasdaq Stock Market closing price of a share of our common stock on December 31, 2019 ($26.13), the last trading day in fiscal 2019, by (ii) the target number of PSUs that would have vested on an accelerated basis on December 31, 2019.

(6)
For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executive will find other employment, or discount rates for determining present value.

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CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
We identified the median employee using our employee population on December 31, 2019 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure (CACM)
Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: a) annual base pay, and b) annual target cash incentive opportunity. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable year-to-date average exchange rate. Because we had an even number of employees, two individuals were identified as the median. As a result, we selected from among these two employees a continuing employee whose annual total compensation for 2019 was within 4% of the CACM estimate.
Methodology and Pay Ratio
After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table. Our median employee compensation as calculated using Summary Compensation Table requirements was $64,872. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $3,886,852. Therefore, our CEO Pay Ratio for 2019 is approximately 60:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.
DIRECTOR COMPENSATION
Non-Employee Director Compensation
In June 2011, our Board adopted a non-employee director compensation policy, which became effective for all of our non-employee directors upon our IPO. In March 2013, the Compensation Committee approved certain changes to director compensation, which changes became effective on January 1, 2013.
We anticipate that our Compensation Committee will review our non-employee director compensation policy in 2020 in order to ensure that our compensation for directors remains competitive and allows us to attract and retain highly qualified members of our Board.
Cash Compensation Arrangements
Under the non-employee director compensation policy in effect since January 2013, each member of our Board who is not our employee and not affiliated with a venture capital fund who is an investor in the Company is eligible for the following cash compensation for Board services:

Enphase Energy, Inc. | 2020 Proxy Statement | 51

Arrangement	Compensation ($)
Annual retainer Board member	$35,000
Additional retainer Audit Committee chair(1)	18,000
Additional retainer Audit Committee member(2)	8,000
Additional retainer Compensation Committee chair(1)	12,000
Additional retainer Compensation Committee member(2)	6,000
Additional retainer Nominating and Corporate Governance Committee chair(1)	8,000
Additional retainer Nominating and Corporate Governance Committee member(2)	3,000
Additional retainer Lead Independent Director	20,000

(1)Assumes five committee meetings per year, after which a $1,500 per meeting fee will apply.
(2)Assumes five committee meetings per year, after which a $1,000 per meeting fee will apply.
Notwithstanding the foregoing, in connection with the appointment of Joseph Malchow to the Board in February 2020, the Compensation Committee determined that Mr. Malchow will receive a $50,000 annual retainer.
All Board and committee retainers accrue and are payable on a quarterly basis at the end of each calendar quarter of service. We also reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board or committee meetings.
Equity Compensation Arrangements
Our non-employee director compensation policy provides that, upon election or appointment to our Board, each non-employee director will receive an initial stock option grant under our 2011 Plan with a target value of $120,000. The target value of the option grant is determined based on a trailing 30-day average closing stock price of our common stock as of the grant date using the Black-Scholes valuation model, with 25% of the shares vesting in four equal annual installments from the grant date, subject to the director’s continuous service. In addition, on the date of each annual stockholders’ meeting, each non-employee director will automatically receive an option grant with a target value of $75,000 (determined in the same manner as described above) vesting over 12 months and the lead independent director will automatically receive an option grant with a target value of $20,000 vesting over 12 months. Both the initial and annual grants have an exercise price per share equal to the fair market value on the date of grant.
Notwithstanding the foregoing, Joseph Malchow (who joined our Board in February 2020) will not receive equity compensation for serving on our Board during the term of his consulting agreement with us, which was entered into in April 2019.

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Director Compensation Table
The following table sets forth certain summary information for the year ended December 31, 2019 with respect to the compensation of our non-employee directors. Mr. Kothandaraman, as an employee and executive officer, did not receive any additional compensation for serving on our Board.
2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Award(1) ($)	Total ($)
Steven J. Gomo	88,000	95,000	183,000
Benjamin Kortlang	59,000	75,000	134,000
Richard Mora	57,000	75,000	132,000
Thurman John Rodgers	50,000	75,000	125,000

(1)
The dollar amounts in this column represent the grant date fair value of stock options granted in fiscal year 2019 calculated in accordance with accounting standards relating to stock-based compensation excluding the effect of estimated forfeitures. For option awards, that amount is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. For a discussion of the valuation methodology used, see Note 14-Stock-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 21, 2020. These amounts do not necessarily correspond to the actual value realized from the option award. Furthermore, these amounts do not necessarily correspond to the target values of the option grants because the target values are determined based on a trailing 30-day average closing stock price of our common stock as of the grant date using the Black-Scholes valuation model.

Director Outstanding Equity Awards at December 31, 2019
As of December 31, 2019, Board members held the following numbers of options to purchase shares of our common stock: Mr. Gomo 377,252; Mr. Kortlang 276,942; Mr. Mora 133,932; and Mr. Rodgers 317,051.
Compensation Committee Interlocks and Insider Participation
Messrs. Rodgers and Mora served on the Compensation Committee for the entire fiscal year ended December 31, 2019. None of the members of our Compensation Committee have, at any time, been one of our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	9,313,564	(1)	$2.18	(2)	5,291,858	(3)
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	9,313,564		$2.18		5,291,858

(1)
Includes shares of common stock to be issued upon exercise of options granted under our Amended 2011 Equity Incentive Plan, our 2006 Equity Incentive Plan (the “2006 Plan”) and 5,217,687 shares of our common stock issuable as RSUs under our Amended 2011 Plan.

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(2)	Because RSUs do not have an exercise price, the 5,217,687 shares of common stock issuable as RSUs under our Amended 2011 Plan are not included in the calculation of weighted-average exercise price.

(3)
Includes 4,355,838 shares of common stock available for future purchase under our 2011 Employee Stock Purchase Plan and 936,020 shares of common stock available for issuance under our Amended 2011 Plan.

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TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures For Review of Related Party Transactions
Our Audit Committee Charter provides that the Audit Committee will review and approve all related party transactions. This review will cover any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related party had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.
Certain Transactions With or Involving Related Persons
Since January 1, 2019, we have not been a party to any transactions in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or holders of more than 5% of our capital stock, or any member of the immediate family of any of the above persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” section of this proxy statement.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Enphase stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Enphase. Direct your written request to: Corporate Secretary, Enphase Energy, Inc., 47281 Bayside Parkway, Fremont, CA 94538. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

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OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Badrinarayanan Kothandaraman President and Chief Executive Officer
Fremont, California
April _, 2020

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Corporate Secretary, Enphase Energy, Inc., 47281 Bayside Parkway, Fremont, CA 94538.

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APPENDIX A
CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ENPHASE ENERGY, INC.

ENPHASE ENERGY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is ENPHASE ENERGY, INC. (the "Corporation").

SECOND: The Certificate of Incorporation of this Corporation was originally filed with the Secretary of State of Delaware on March 20, 2006 under the name "PVI Solutions, Inc."

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Amended and Restated Certificate of Incorporation as follows:

1. Article IV, Section A shall be amended and restated to read in its entirety as follows:

“(A) This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is 210,000,000 shares, each with a par value of $0.00001 per share, 200,000,000 shares of which shall be Common Stock and 10,000,000 shares of which shall be Preferred Stock.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at the Annual Meeting of Stockholders held on May 20, 2020 in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, Enphase Energy, Inc. has caused this Certificate of Amendment to be signed by its [Title] this  day of , 2020.

By:	ENPHASE ENERGY, INC.
[Name]
[Title]

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PRELIMINARY PROXY - SUBJECT TO COMPLETION

ENPHASE ENERGY, INC.
SECRETARY
47281 BAYSIDE PARKWAY
FREMONT, CA 94538

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ENPH2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D06520-P33788 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENPHASE ENERGY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect two nominees for director named below to hold office as members of the Board of Directors until the 2023 Annual Meeting of the Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Benjamin Kortlang
02) Richard S. Mora

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote AGAINST proposal 4.

The Board of Directors recommends you vote FOR proposal 5.

NOTE: Your proxy holder will also vote on any other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Letter from President are available at www.proxyvote.com.

D06521-P33788

ENPHASE ENERGY, INC.
Annual Meeting of Stockholders
May 20, 2020 11:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder appoints Badrinarayanan Kothandaraman and Lisan Hung, or either of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ENPHASE ENERGY, INC. that the undersigned stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 am, PDT on May 20, 2020 at www.virtualshareholdermeeting.com/ENPH2020, and any adjournment or postponement thereof with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed. If no such direction is made, this proxy will be voted FOR the nominees listed in proposal 1, and FOR proposals 2, 3 and 5; and AGAINST proposal 4. If any other matters properly come before the meeting, the proxy holders named in this proxy will vote the shares in their discretion.

Continued and to be signed on reverse side

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